            As filed with the Securities and Exchange Commision on June 12, 2002

                                                      Registration No. 333-88712

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                       St. Mary Land & Exploration Company
               (Exact name of registrant as specified in charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   41-0518430
                      (I.R.S. Employer Identification No.)

                         1776 Lincoln Street, Suite 1100
                             Denver, Colorado 80203
                                 (303) 861-8140
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Mark A. Hellerstein
                      President and Chief Executive Officer
                       St. Mary Land & Exploration Company
                         1776 Lincoln Street, Suite 1100
                             Denver, Colorado 80203
                                 (303) 861-8140
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        -------------------------------

                                   Copies to:
                              Roger C. Cohen, Esq.
                     Ballard Spahr Andrews & Ingersoll, LLP
                          1225 17th Street, Suite 2300
                             Denver, Colorado 80202
                                 (303) 292-2400
                         ------------------------------

                 At such time or times after the effective date
                  of the registration statement as the selling
                         securityholders shall determine
        (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant
to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering: |_|
                                                 -----------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering: |_|
                          ------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box: |_|

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.

                             PRELIMINARY PROSPECTUS

                   Subject to completion, dated June 10, 2002

                   [St. Mary Land & Exploration Company Logo]

                       St. Mary Land & Exploration Company

                                  $100,000,000
                     5.75% Senior Convertible Notes Due 2022
                  and 3,846,153 Shares of Common Stock Issuable
                          Upon Conversion of the Notes

         This prospectus relates to the offering for resale of $100,000,000 aggregate principal amount of our 5.75% Senior Convertible Notes due 2022 and
3,846,153 shares of our common stock issuable upon conversion of the notes. We issued the notes in a private placement in March 2002 to qualified institutional buyers under Rule 144A under the Securities Act of 1933. The selling securityholders named in this prospectus may use this prospectus to offer and sell their notes and/or the shares of common stock issuable upon conversion of their notes. We will not receive any proceeds from sales of the notes or shares of our common stock by the selling securityholders.

         The notes and the shares of common stock may be offered for resale from time to time by the selling securityholders at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the shares of our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

         Holders may convert the notes into shares of our common stock at any time prior to maturity or their prior redemption or repurchase by us. The conversion rate is approximately 38.4615 shares for each $1,000 principal amount of notes, subject to adjustment. This is equivalent to a conversion price of
$26.00 per share. The notes will mature on March 15, 2022.

         We will pay interest on the notes in cash on March 15 and September 15 of each year. The first interest payment will be made on September 15, 2002. The notes bear interest at a fixed annual rate of 5.75%. We will also pay contingent interest under certain circumstances.

         We may redeem the notes at our option in whole or in part beginning on
March 20, 2007, at 100% of their principal amount plus accrued and unpaid interest (including contingent interest) payable in cash. If a change in control of St. Mary occurs, holders of the notes may require us to repurchase all or a portion of their notes. Holders of the notes may also require us to repurchase all or part of their notes on March 20, 2007, March 15, 2012 and March 15, 2017.

         The notes are general unsecured obligations of St. Mary ranking on a parity in right of payment with all our existing and future unsecured senior indebtedness and our other general unsecured obligations, and senior in right of payment to all our future subordinated indebtedness.

         Our common stock is traded on the Nasdaq National Market under the symbol "MARY." On June 10, 2002, the last sale price of the common stock, as reported on the Nasdaq National Market, was $22.18 per share.

         Investing in the securities offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 6.

 Neither   the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       The date of this prospectus is June 10, 2002.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling securityholders are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. In this prospectus, references to
"we," "us" and "our" refer to St. Mary Land & Exploration Company and its subsidiaries.

                                   -----------

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling security holder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling security holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.
You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

                                       i

                               PROSPECTUS SUMMARY

         This summary highlights information contained or incorporated by reference in this prospectus. You should carefully read this entire prospectus and the documents incorporated by reference, particularly the section entitled
"Risk Factors" beginning on page 6. When we use the terms "St. Mary," "we," "us"
or "our," we are referring to St. Mary Land & Exploration Company and its subsidiaries, unless the context otherwise requires. The term "you" refers to a prospective investor. We have included technical terms important to an understanding of our business under "Glossary of Common Oil and Gas Terms."

The Company

         St. Mary Land & Exploration Company is an independent energy company engaged in the exploration, development, acquisition and production of natural gas and crude oil. St. Mary was founded in 1908 and incorporated in
Delaware in 1915. Our operations are focused in the following five core operating areas in the United States:

         o    the Mid-Continent region in western Oklahoma and northern Texas;

         o    the ArkLaTex region that spans northern Louisiana and portions of eastern Texas, Arkansas and Mississippi;

         o    the onshore Gulf Coast and offshore Gulf of Mexico;

         o    the Williston Basin in eastern Montana and western North Dakota;
              and

         o    the Permian Basin in eastern New Mexico and western Texas.

         As of December 31, 2001, we had estimated proved reserves of approximately 24 MMBbls of oil and 241 Bcf of natural gas, or a total of 383
BCFE, 86% of which were proved developed and 63% of which were natural gas, with a PV-10 value of $364 million. For the year ended December 31, 2001, we produced
54.1 BCFE representing average daily production of 148.2 MMCFE per day. For the quarter ended March 31, 2002, we produced 13.8 BCFE representing average daily production of 153.2 MMCFE per day.

         To obtain more information about us, see "Where You Can Find More
Information."

                                ----------------

         Our principal offices are located at 1776 Lincoln Street, Suite 1100,
Denver, Colorado 80203, and our telephone number is (303) 861-8140.

                                  The Offering

         In March 2002, we completed a private placement of the notes offered under this prospectus. We entered into a registration rights agreement with the initial purchasers in the private placement under which we agreed, for the benefit of the holders of the notes, to file a shelf registration statement with the SEC with respect to resales of the notes and common stock issued upon the conversion thereof. We also agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities
Act and to keep the shelf registration statement effective for a specified period of time. This prospectus is a part of that shelf registration statement and may be used from time to time by selling securityholders named in this prospectus to sell the notes or common stock issued upon the conversion thereof.

Issuer.......................................... St. Mary Land & Exploration Company
Notes Offered................................... $100 million principal amount of 5.75%
                                                 Senior Convertible Notes due 2022.
Maturity........................................ March 15, 2022.
Ranking......................................... The notes are general unsecured obligations, ranking on a parity in right of payment with all our existing
                                                 and future unsecured senior indebtedness and our
                                                 other general unsecured obligations, and senior in
                                                 right of payment to all our future subordinated
                                                 indebtedness. The notes are effectively subordinated
                                                 to borrowings under our bank credit facility, which
                                                 are secured obligations. See "Description of Credit
                                                 Facility."
Interest........................................ The notes bear interest at a fixed annual rate of
                                                 5.75% to be paid in cash every March 15 and
                                                 September 15 of each year, beginning on September 15,
                                                 2002. Interest is computed on the basis of a 360-day
                                                 year comprised of twelve 30-day months.
Contingent Interest............................. In addition to the interest described above under
                                                 "-- Interest," we will pay contingent interest to the
                                                 holders of the notes during any six-month period from
                                                 March 15 to September 14 and from September 15 to
                                                 March 14, as appropriate, commencing with the
                                                 six-month period beginning September 15, 2002, if the
                                                 average trading price of the notes for the five
                                                 trading days ending on the second trading day
                                                 immediately preceding the beginning of the relevant
                                                 six-month period equals 120% or more of the principal
                                                 amount of the notes. The annual rate of contingent
                                                 interest payable in respect of any six-month period
                                                 will equal the greater of (a) cash dividends, if any,
                                                 paid by us per share of our common stock during that
                                                 period multiplied by the applicable conversion rate
                                                 and expressed as a percentage of the par value of the
                                                 notes and (b) a per annum rate equal to 5.0% of our
                                                 estimated per annum borrowing rate for senior
                                                 non-convertible fixed-rate indebtedness with a
                                                 maturity date comparable to the notes, but in no event
                                                 may the rate of contingent interest exceed a per annum
                                                 rate of 0.50%, in each case based on the outstanding
                                                 principal amount of the notes. Contingent interest
                                                 will be computed on the basis of a 360-day year
                                                 comprised of twelve 30-day months.

Conversion Rights............................... You may convert your notes into shares of our common stock at a conversion rate of approximately 38.4615
                                                 shares of common stock for each $1,000 principal
                                                 amount in notes. This is equivalent to a conversion
                                                 price of $26.00 per share. The conversion price may be
                                                 subject to adjustment under certain circumstances. In
                                                 addition, we may from time to time reduce the
                                                 conversion price for a period of no less than 20 days
                                                 for conversions occurring within that period if we
                                                 determine that such a reduction would be in our best
                                                 interest. The notes will be convertible at any time
                                                 before the close of business on the maturity date,
                                                 unless we have previously redeemed or repurchased the
                                                 notes. You may convert your notes called for
                                                 redemption or submitted for repurchase up to and
                                                 including the close of business on the second day
                                                 immediately preceding the date fixed for redemption or
                                                 repurchase, as the case may be.
Sinking Fund.................................... None.
Optional Redemption............................. We may redeem some or all of the notes at any time on or after March 20, 2007 at a redemption price of 100%
                                                 of their principal amount plus accrued and unpaid
                                                 interest(including contingent interest) payable in cash.
Repurchase at Option of Noteholders............. You may require us to repurchase all or part of your notes not previously redeemed, repurchased or
                                                 converted on March 20, 2007, March 15, 2012 and
                                                 March 15, 2017, for a repurchase price of 100% of their
                                                 principal amount plus accrued and unpaid interest
                                                 (including contingent interest). We may pay the
                                                 repurchase price:
                                                 o  on March 20, 2007, in cash, in shares of our common
                                                    stock, or in any combination of cash and shares of
                                                    our common stock, with the shares of common stock
                                                    to be valued at a discount to the market price at
                                                    the time of repurchase; and

                                                 o  on March 15, 2012 and March 15, 2017, in cash only.

Change in Control............................... Upon the occurrence of a change in control, as described in this prospectus, and before the maturity
                                                 or redemption of the notes, you will have the right to
                                                 require us to repurchase all or part of your notes at
                                                 a price equal to 100% of the principal amount of the
                                                 notes being repurchased, plus accrued and unpaid
                                                 interest (including contingent interest) payable in
                                                 cash.
Trading......................................... The notes issued in the initial private placement are eligible for trading in the PORTAL market.  However,
                                                 notes sold using this prospectus will no longer be
                                                 eligible for trading in the PORTAL market.
Use of Proceeds................................. We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the
                                                 common stock offered under this prospectus.

Nasdaq National Market Symbol for Common Stock.. MARY
Taxation........................................ By purchasing the notes, you agree, for United States federal income tax purposes, to treat the notes as
                                                 "contingent payment debt instruments" and to be bound
                                                 by our application of the Treasury regulations that
                                                 govern contingent payment debt instruments, including
                                                 our determination that the rate at which interest will
                                                 be deemed to accrue for federal income tax purposes
                                                 will be 10.00%, which is comparable to the rate at
                                                 which we would borrow on a noncontingent,
                                                 nonconvertible borrowing. You should be aware that,
                                                 even if we do not pay any contingent interest on the
                                                 notes, you will be required to include in your gross
                                                 income for United States federal income tax purposes
                                                 an amount of interest significantly in excess of
                                                 regular cash interest regardless of whether you use
                                                 the cash or accrual method of tax accounting. In
                                                 addition, you will recognize ordinary income upon a
                                                 conversion of a note into our common stock equal to
                                                 the amount, if any, by which the value of the common
                                                 stock received on the conversion exceeds the sum of
                                                 the original purchase price of your note and accrued
                                                 but unpaid interest. However, the proper United States
                                                 federal income tax treatment of a holder of a note is
                                                 uncertain in various respects. If the agreed upon
                                                 treatment were successfully challenged by the IRS, it
                                                 might be determined that, among other differences, you
                                                 should have accrued interest income at a lower rate,
                                                 should not have recognized income or gain upon the
                                                 conversion, and should not have recognized ordinary
                                                 income upon a taxable disposition of a note. You are
                                                 strongly urged to consult your own tax advisors with
                                                 respect to the United States federal, state, local and
                                                 foreign tax consequences of purchasing, owning and
                                                 disposing of the notes and shares of common stock. See
                                                 "Certain United States Federal Income Tax Considerations."

                                  Risk Factors

         An investment in the notes or shares of our common stock involves significant risks. You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" beginning on page 6.

                 Ratio of Earnings to Fixed Charges (unaudited)

         The following table shows our unaudited ratio of earnings to fixed charges for the periods shown. The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes) by fixed charges (interest expense plus capitalized interest). Interest expense includes the portion of operating rental expense that we believe is representative of the interest component of rental expense.

            Three Months Ended
                March 31,                    Years Ended December 31,
            ------------------           --------------------------------
            2002          2001           2001   2000   1999   1998   1997
            ----         -----           ----   ----   ----   ----   ----
             6.4         127.4           69.4   86.1    0.6   (6.7)  27.6

         Earnings in 1999 and 1998 were inadequate to cover fixed charges, with a deficiency of $0.6 million and $14.3 million, respectively. Our unaudited pro forma ratio of earnings to fixed charges, which gives effect to our use of proceeds from the issuance in March 2002 of $100 million total principal amount of our 5.75% senior convertible notes due 2022 to repay outstanding debt under our revolving credit facility and a five-year fixed rate-to-floating rate interest swap entered into with respect to $50 million of the notes, would be
3.5 for the three months ended March 31, 2002 and 13.8 for the year ended
December 31, 2001. The floating interest rate under the swap for each applicable six-month period will be the London interbank offered rate plus 0.38%. For the initial six-month calculation period this rate is 2.69%.

                                  RISK FACTORS

         An investment in the notes or shares of our common stock involves significant risks. In addition to reviewing other information in this prospectus, you should carefully consider the following factors before deciding to purchase the notes or shares of our common stock.

                          Risks Related to Our Business

Oil and natural gas prices are volatile, and an extended decline in prices would hurt our profitability and financial condition.

         Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and gas properties depend heavily on prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. Any substantial or extended decline in the price of oil or gas would have a material adverse effect on our financial condition and results of operations. It could reduce our cash flow and borrowing capacity, as well as the value and the amount of our oil and gas reserves. Lower prices may also reduce the amount of oil and gas that we can economically produce.

         Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile. Wide fluctuations in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and gas, market uncertainty and other factors that are beyond our control, including:

         o    worldwide and domestic supplies of oil and natural gas;

         o    the ability of the members of the Organization of Petroleum
              Exporting Countries to agree to and maintain oil price and production controls;

         o    political instability or armed conflict in oil or gas producing regions;

         o    the price and level of foreign imports;

         o    worldwide economic conditions;

         o    marketability of production;

         o    the level of consumer demand;

         o    the price, availability and acceptance of alternative fuels;

         o    the availability of pipeline capacity;

         o    weather conditions; and

         o    actions of federal, state, local and foreign authorities.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Declines in oil and gas prices would reduce our revenue and could also reduce the amount of oil and gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves.
Further, oil and gas prices do not necessarily move in tandem. Because approximately 63% of our proved reserves were natural gas reserves as of
December 31, 2001, we are more susceptible to changes in natural gas prices.

A material portion of our production, revenues and cash flows are derived from one field.

         Production from the Judge Digby Field accounted for approximately 16%
of our total oil and gas production volumes during 2001. If the level of production from this field substantially declines other than through normal depletion over the expected reserve life, it could have a material adverse impact on our overall production levels and our revenues.

Our future success depends on our ability to replace reserves that we produce.

         Our future success depends on our ability to find, develop and acquire oil and gas reserves that are economically recoverable. As of December 31, 2001, our proved reserves would last approximately 7.1 years if produced constantly at the 2001 rate of production. As a result, we must locate and develop or acquire new oil and gas reserves to replace those being depleted by production. We must do this even during periods of low oil and gas prices. Without successful exploration or acquisition activities, our reserves, production and revenues will decline rapidly. In addition, approximately 14% of our total estimated proved reserves at December 31, 2001 were undeveloped. By their nature, undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We cannot assure you that we will be able to find and develop or acquire additional reserves at an acceptable cost.

Our producing property acquisitions carry significant risks.

         Our recent growth is due in part to, and our growth strategy relies in part on, acquisitions of producing properties and exploration and production companies. Successful acquisitions require an assessment of a number of factors beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities.
These assessments are inexact and their accuracy is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well.
Even when we do inspect a well, we may not always discover structural, subsurface or environmental problems that may exist or arise.

         In connection with our acquisitions, we are generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties. In addition, competition for producing oil and gas properties is intense and many of our competitors have financial and other resources substantially greater than those available to us. Therefore, we cannot assure you that we will be able to acquire oil and gas properties that contain economically recoverable reserves or that we will acquire such properties at acceptable prices.

         Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. While it is our current intention to continue to concentrate on acquiring properties with development, exploitation and exploration potential located in our five core operating areas, we cannot assure you that in the future we will not decide to pursue acquisitions or properties located in other geographic regions. To the extent that such acquired properties are substantially different than our existing properties, our ability to efficiently realize the economic benefits of such transactions may be limited.

We may not be able to successfully integrate future property or corporate acquisitions.

         We seek to make selective niche acquisitions of oil and gas properties and we will pursue corporate acquisitions that we believe will be accretive.
However, integrating acquired properties and businesses involves a number of special risks. These risks include the possibility that management may be distracted from normal business concerns by the need to integrate operations and systems and in retaining and assimilating additional employees. Any of these or other similar risks could lead to potential adverse short-term or long-term effects on our operating results. We cannot assure you that we will be able to obtain adequate funds for future property or corporate acquisitions, successfully integrate our future property or corporate acquisitions or that we will realize any of the anticipated benefits of the acquisitions.

Substantial capital is required to replace and grow reserves.

         We make, and will continue to make, substantial expenditures to find, acquire, develop and produce oil and natural gas reserves. Our capital expenditures for oil and gas properties were $35.5 million for the quarter ended
March 31, 2002, $182.9 million for 2001 and $125.2 million for 2000. We have budgeted total capital expenditures of $164 million in 2002. With the net proceeds from our issuance of the notes in March 2002, cash provided by operating activities and borrowings under our credit facility, we believe we will have sufficient cash to fund budgeted capital expenditures in 2002. If additional development or attractive acquisition opportunities arise, we may consider other forms of financing, including the public offering or private placement of equity or debt securities. However, if oil and gas prices decrease or we encounter operating difficulties that result in our cash flow from operations being less than expected, we may have to reduce the capital we can spend in future years, unless we raise additional funds through debt or equity financing. We currently do not have any sources of additional financing other than our credit facility. We cannot assure you that debt or equity financing, cash generated by operations or borrowing capacity will be available to us on acceptable terms to meet these requirements.

         Future cash flows and the availability of financing will be subject to a number of variables, such as:

         o    our success in locating and producing new reserves;

         o    the level of production from existing wells; and

         o    prices of oil and natural gas.

         Issuing equity securities to satisfy our financing requirements could cause substantial dilution to existing stockholders. Additional debt financing could lead to:

         o    a substantial portion of our operating cash flow being dedicated to the payment of principal and interest;

         o    us being more vulnerable to competitive pressures and economic downturns; and

         o    restrictions on our operations.

         If our revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we could not obtain capital through our credit facility or otherwise, our ability to execute our development plans, replace our reserves or maintain production levels could be greatly limited.

We may not be able to maintain a bank credit facility borrowing base that adequately meets our anticipated financing needs.

         We have a long-term revolving credit facility with a bank group consisting of Bank of America, Comerica Bank-Texas and Wells Fargo Bank West.
Under the facility, the maximum loan amount is $200 million. The amount actually available from time to time depends on a borrowing base that the lenders periodically redetermine based on the value of our oil and gas properties and other assets. The stated total borrowing base is currently $160 million. Since we pay commitment fees based on the unused portion of the borrowing base, we have limited the borrowing base which we have accepted to correspond with our actual funding requirements. The accepted borrowing base under the facility as of April 30, 2002 was $40 million.

         We cannot assure you that the banks will agree to a borrowing base in future redeterminations that is adequate for our anticipated financing needs.

If oil and gas prices decrease or exploration efforts are unsuccessful, we may be required to take additional writedowns.

         There is a risk that we will be required to write down the carrying value of our oil and gas properties. This could occur when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results.

         We follow the successful efforts accounting method. All property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending the determination of whether proved reserves have been discovered. If proved reserves are not discovered with an exploratory well, the costs of drilling the well are expensed. All geological and geophysical costs on exploratory prospects are expensed as incurred. The capitalized costs of our oil and gas properties, on a field-by-field basis, may not exceed the estimated future net cash flows of that field. If capitalized costs exceed future net revenues we write down the costs of each such field to our estimate of fair market value. Unproved properties are evaluated at the lower of cost or fair market value. This type of charge will not affect our cash flow from operating activities, but it will reduce the book value of our stockholders' equity. We review the carrying value of our properties quarterly, based on prices in effect as of the end of each quarter or as of the time of reporting our results. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if oil or gas prices increase. St. Mary incurred impairment and abandonment charges on proved and unproved properties of $4.7 million, $6.3 million and $10.6 million in 2001, 2000 and 1999, respectively. St. Mary incurred impairment and abandonment charges on proved and unproved properties of
$697,000 in the quarter ended March 31, 2002.

Information concerning our reserves and future net revenue estimates is uncertain.

         There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. Estimates of proved undeveloped reserves, which comprise a significant portion of our reserves, are by their nature uncertain. The reserve data included and incorporated by reference in this prospectus is estimated.
Although we believe these estimates are reasonable, actual production, revenues and reserve expenditures will likely vary from estimates, and these variances may be material.

         Estimates of oil and natural gas reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows may vary substantially.
Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

         In addition, you should not construe PV-10 value as the current market value of the estimated oil and natural gas reserves attributable to our properties. We have based the PV-10 value on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. For example, values of our reserves at December 31, 2001 were estimated starting with a calculated weighted average sales price of $19.84 per barrel of oil (NYMEX) and $2.65 per MMBtu of gas (Gulf Coast spot price), then adjusted for quality and basis differentials.
During 2001, our realized gas prices were as high as $7.86 per Mcf and as low as
$2.21 per Mcf. Many factors will affect actual future net cash flows, including:

         o    the amount and timing of actual production;

         o    supply and demand for oil and natural gas;

         o    curtailments or increases in consumption by natural gas
              purchasers; and

         o    changes in governmental regulations or taxation.

         The timing of the production of oil and natural gas properties and of the related expenses affect the timing of actual future net cash flows from proved reserves and, thus, their actual present value. In addition, the 10%
discount factor, which we are required to use to calculate PV-10 value for reporting purposes, is not necessarily the most appropriate discount factor given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject. As a result, our actual future net cash flows could be materially different from the estimates included in this prospectus.

Our industry is highly competitive.

         Major oil companies, independent producers, and institutional and individual investors are actively seeking oil and gas properties throughout the world, along with the equipment, labor and materials required to operate properties. Many of our competitors have financial and technological resources vastly exceeding those available to us. Many oil and gas properties are sold in a competitive bidding process in which we may lack technological information or expertise available to other bidders. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition.

Exploration and development drilling may not result in commercially productive reserves.

         Oil and gas drilling and production activities are subject to numerous risks, including the risk that no commercially productive oil or natural gas will be found. The cost of drilling and completing wells is often uncertain, and oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

         o    unexpected drilling conditions;

         o    pressure or irregularities in formations;

         o    equipment failures or accidents;

         o    adverse weather conditions;

         o    shortages in experienced labor;

         o    compliance with governmental requirements; and

         o    shortages or delays in the availability of drilling rigs and the delivery of equipment.

         The prevailing prices of oil and gas also affect the cost of and the demand for drilling rigs, production equipment and related services.

         We cannot assure you that the wells we drill will be productive or that we will recover all or any portion of our investment in such wells. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Drilling activities can result in dry wells or wells that are productive but do not produce sufficient net revenues after operating and other costs to cover initial drilling costs.

         Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activity within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease

                                       10

rights in potential drilling locations that we identify. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or that we will produce oil or natural gas from them or any other potential drilling locations.

Our business is subject to operating hazards that could result in substantial losses.

         Oil and gas operations are subject to many risks, including well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks. If any of these hazards occurs, we could sustain substantial losses as a result of:

         o    injury or loss of life;

         o    severe damage to or destruction of property, natural resources and equipment;

         o    pollution or other environmental damage;

         o    clean-up responsibilities;

         o    regulatory investigations and penalties; and/or

         o    suspension of operations.

         In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses. An event that is not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

         We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable.
If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us.

Other independent oil and gas companies' limited access to capital may change our exploration and development plans.

         Many independent oil and gas companies have limited access to the capital necessary to finance their activities. As a result, some of the other working interest owners of our wells may be unwilling or unable to pay their share of the costs of projects as they become due. These problems could cause us to change, suspend or terminate our drilling and development plans with respect to the affected project.

Hedging transactions may limit our potential gains and involve other risks.

         To manage our exposure to price risks in the marketing of our oil and natural gas, we enter into commodity price risk management arrangements from time to time with respect to a portion of our current or future production.
While intended to reduce the effects of volatile oil and natural gas prices, these transactions may limit our potential gains if oil or natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

         o    our production is less than expected;

         o    the counterparties to our futures contracts fail to perform under the contracts; or

         o    a sudden, unexpected event materially impacts oil or natural gas prices.

                                       11

         The terms of our hedging agreements may also require that we furnish cash collateral, letters of credit or other forms of performance assurance in the event that mark-to-market calculations result in settlement obligations by us to the counterparties, which would encumber our liquidity and capital resources.

Our industry is heavily regulated.

         Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Noncompliance with statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration. Federal authorities regulate many of these same activities for our drilling and production operations in federal offshore waters. To cover the various obligations of leaseholders in federal waters, federal authorities generally require that leaseholders have substantial net worth or post bonds or other acceptable assurances that such obligations will be met. The cost of these bonds or other surety can be substantial, and we cannot assure you that we will be able to obtain bonds or other surety in all cases. Under some circumstances, federal authorities may require any of our operations on federal leases be suspended or terminated. Any such suspension or termination could materially adversely affect our financial condition and results of operations.

We must comply with complex environmental regulations.

         Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities where we are engaged in exploration or production operations. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. We could face significant liabilities to the government and third parties for discharges of oil, natural gas or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not materially adversely affect our results of operations and financial condition. As a result, we may face material indemnity claims with respect to properties we own or have owned.

Our business depends on transportation facilities owned by others.

         The marketability of our oil and gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties.
The unavailability of or lack of available capacity on these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Although we have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

We depend on key personnel.

         Our success will continue to depend on the continued services of our executive officers and a limited number of other senior management and technical personnel with extensive experience and expertise in evaluating and analyzing producing oil and gas properties and drilling prospects, maximizing production from oil and gas properties and marketing oil and gas production. Loss of the services of any of these people could have a material adverse effect on our operations. We currently do not have employment agreements with our executive officers other than Mark Hellerstein, our Chief Executive Officer. We do not
carry any key person life insurance policies.

                                       12

Ownership of working interests, royalty interests and other interests by some of our officers and a director may create conflicts of interest.

         As a result of their prior employment with another company with which
St. Mary engaged in a number of transactions, Ronald D. Boone, the Executive
Vice President and Chief Operating Officer and a director of St. Mary, and two other vice presidents of St. Mary own working interests and royalty interests in many of St. Mary's properties, which were earned as part of the prior employer's employee benefit programs. Those persons have no royalty participation in any new St. Mary properties.

         Mr. Boone also owns 50% of Princeton Resources Ltd. and has a 33%
interest in Baron Oil Corporation, entities that manage the oil and gas working and royalty interests which he acquired as a result of his prior employment.
Although Mr. Boone does not manage these corporations, he may participate in any investment decisions made by them.

         As a result of these transactions and relationships, conflicts of interest may exist between these persons and us. Although these persons owe fiduciary duties to our stockholders and to us, we cannot assure you that conflicts of interest will always be resolved in our favor.

                           Risks Related to the Notes

We could incur substantial additional debt, which could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes.

         As of April 30, 2002, we had approximately $100 million in outstanding indebtedness, which reflects the $100 million incurred in connection with the issuance of the notes in March 2002. Our level of indebtedness could have important consequences on our operations, including:

         o    making it more difficult for us to satisfy our obligations under the notes or other debt and, if we fail to comply with the requirements of any of our debt, possibly resulting in an event of default;

         o    requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital
              expenditures and other general business activities;

         o    limiting our ability to obtain additional financing in the future for working capital, capital expenditures and other general business activities;

         o    limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

         o    detracting from our ability to withstand successfully a downturn in our business or the economy generally; and

         o    placing us at a competitive disadvantage against other less leveraged competitors.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

         The indenture under which the notes have been issued does not limit our ability to incur additional debt. We may therefore incur additional debt, including secured indebtedness under our bank credit facility or otherwise, in order to make future acquisitions or to develop our properties. A higher level of indebtedness increases the risk that we may default on our debt obligations.
We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt.

                                       13

         In addition, our bank borrowing base is subject to periodic redeterminations. We could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. We cannot assure you that we will have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowing or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

Our obligations to the banks under the bank credit facility are secured whereas the notes are unsecured.

         Borrowings under our long-term revolving credit facility are secured by a pledge of collateral in favor of the banks and guarantees by St. Mary's subsidiaries. Such collateral consists primarily of security interests in the oil and gas properties of St. Mary and its subsidiaries and in the capital stock of St. Mary's subsidiaries. Accordingly, indebtedness to the banks under the facility is secured and senior to the notes, which are unsecured.

We may not have sufficient cash to repurchase the notes upon a change in control or at the option of the noteholders.

         Upon the occurrence of certain change in control events and on the
March 20, 2007, March 15, 2012 or March 15, 2017 repurchase dates, holders of the notes may require us to repurchase all or any part of their notes. We may not have sufficient funds at such time to make the required repurchases of the notes. Additionally, certain events that would constitute a "change in control"
(as defined in the indenture) would constitute an event of default under our credit facility that would, if it should occur, permit the lenders to accelerate the debt outstanding under our credit facility and that, in turn, would cause an event of default under the indenture.

         The source of funds for any required repurchase of the notes for cash will be our available cash or cash generated from oil and gas operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at such time to make any required cash repurchases of the notes tendered and to make any required payments of debt under our credit facility. Furthermore, using available cash to fund a required repurchase may impair our ability to obtain additional financing in the future.
Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

You should consider the negative United States federal income tax consequences of owning the notes.

         We and each holder agree in the indenture, for United States federal income tax purposes, to treat the notes as "contingent payment debt instruments"
subject to the Treasury regulations that govern contingent payment debt instruments. As a result, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing (10.00%), even though the notes will have a significantly lower yield to maturity. Therefore, a holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a holder will recognize ordinary income upon a sale, exchange, conversion or redemption of the notes at a gain. In computing such gain, the amount realized by a holder will include, in the case of a conversion, the amount of cash and the fair market value of shares of common stock received.
Holders are urged to consult their own tax advisors as to the United States federal, state and other tax consequences of acquiring, owning and disposing of the notes and shares of common stock issued upon conversion of the notes. See
"Certain United States Federal Income Tax Considerations."

An active trading market for the notes may not develop or be sustained, which could limit their market price or your ability to sell them for their inherent value.

         The notes are a new issue of securities for which there currently is no active trading market. As a result, we cannot provide any assurances that an active trading market for the notes will develop or be sustained or that you will be able to sell your notes. The notes may trade at a discount from their initial issuance price. Future trading prices of the notes will depend on many factors, including prevailing interests rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the

                                       14

securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

         We do not intend to apply for listing or quotation of the notes. The notes, however, are designated for trading in the PORTAL market. We have been informed by the initial purchasers that they intend to make a market in the notes. The initial purchasers are not obligated to do so, and they may cease their market-making at any time without notice. In addition, this market-making activity will be subject to the limitations imposed by the Securities Act of
1933 and the Securities Exchange Act of 1934 and may be limited during the effectiveness of a registration statement relating to the notes.

The price of our common stock and therefore the price of our notes may fluctuate significantly, which may result in losses for investors.

         We expect the price of our notes to fluctuate with the price of our common stock. The market price of our common stock has been volatile. From
January 1, 2001 to June 10, 2002, the last sale price of our common stock reported by the Nasdaq National Market ranged from a low of $14.79 per share to a high of $34.63 per share. We expect our stock to continue to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:

         o    changes in oil and natural gas prices;

         o    variations in quarterly drilling, recompletions, acquisitions and operating results;

         o    changes in financial estimates by securities analysts;

         o    changes in market valuations of comparable companies;

         o    additions or departures of key personnel; and

         o    future sales of common stock.

         We may fail to meet expectations of our stockholders or of analysts at some time in the future, and our stock price and the price of our notes could decline as a result.

                        Risks Related to Our Common Stock

Our certificate of incorporation and bylaws have provisions that discourage corporate takeovers and could prevent stockholders from realizing a premium on their investment.

         Provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control. Among other things, the certificate of incorporation does not provide for cumulative voting in the election of the board of directors and the bylaws impose procedural requirements on stockholders who wish to make nominations for the election of directors or propose other actions at stockholders' meetings. These provisions, alone or in combination with each other and with the shareholder rights plan described below, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.

         On July 15, 1999, our board of directors adopted a shareholder rights plan. The plan is designed to enhance the board's ability to prevent an acquirer from depriving stockholders of the long-term value of their investment and to protect stockholders against attempts to acquire us by means of unfair or abusive takeover tactics. If the board of directors decides in accordance with its fiduciary obligations that the terms of a potential acquisition do not reflect the long-term value of St. Mary, under the plan the board of directors could allow the holder of each outstanding share of our common stock other than those held by the potential acquirer to purchase one additional share of our common stock with a market value of twice the exercise price. This prospective dilution to a potential acquirer would make the acquisition impracticable unless the terms were improved to the satisfaction of the board of directors. However, the existence of the plan may impede a takeover not supported by our board,

                                       15

including a takeover that may be desired by a majority of our stockholders or involving a premium over the prevailing stock price.

Our shares that are eligible for future sale may have an adverse effect on the price of our common stock.

         At April 30, 2002, we had 27,818,631 shares of common stock outstanding. Of the shares outstanding, approximately 26,942,193 shares were freely tradeable without substantial restriction or the requirement of future registration under the Securities Act. In addition, as of that date, options to purchase 2,292,154 shares were outstanding, of which 1,370,372 were exercisable.
These options are exercisable at prices ranging from $9.25 to $33.3125 per share. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

Our Chairman of the Board and his extended family may be able to control us.

         Thomas E. Congdon, our Chairman of the Board, and members of his extended family currently own approximately 18% of the outstanding shares of our common stock. While no formal or informal arrangements exist, these family members may be inclined to act in concert with Mr. Congdon on matters related to control of St. Mary, including for example the election of directors or response to an unsolicited bid to acquire St. Mary. Accordingly, Mr. Congdon and his extended family may be able to control or influence matters presented to our stockholders.

We may not always pay dividends on our common stock.

         Although we have paid cash dividends to stockholders every year since
1940 and we expect that our practice of paying dividends will continue, the payment of future dividends remains in the discretion of the board of directors and will continue to depend on our earnings, capital requirements, financial condition and other factors. In addition, the payment of dividends is subject to covenants in our bank credit facility, including the requirement that we maintain certain levels of stockholders' equity. The board of directors may determine in the future to reduce the current annual dividend rate of $0.10 per share or discontinue altogether the payment of dividends.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the notes and the underlying common stock offered by the selling securityholders under this prospectus. We will pay the costs for the registration of those securities, which we estimate to be approximately $60,000.

                                 DIVIDEND POLICY

         St. Mary has paid cash dividends to stockholders every year since 1940.
Annual dividends of $0.10 per share were paid in each of the years 1998 through
2001. We expect that our practice of paying dividends on our common stock will continue, although the payment of future dividends will continue to depend on our earnings, capital requirements, financial condition and other factors. In addition, the payment of dividends is subject to covenants in our bank credit facility, including the requirement that we maintain certain levels of stockholders' equity. Dividends are currently paid on a semi-annual basis.
Dividends paid totaled $2,795,000 in 2001 and $2,775,000 in 2000.

                  SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

         The following tables set forth summary consolidated financial and other data for St. Mary as of the dates and for the periods indicated. The financial data presented for each of the three years ended December 31, 2001 was derived from our audited consolidated financial statements. The financial data presented for the three month periods ended March 31, 2002 and 2001 was derived from our unaudited consolidated financial statements and in the opinion of management include all adjustments, consisting of normal recurring accruals, necessary to

                                       16

present fairly the data for such periods. You should read the following information in conjunction with the historical consolidated financial statements and the notes thereto incorporated by reference in this prospectus. See "Where
You Can Find More Information." All share and per share amounts reflect the two-for-one stock split effected in the form of a stock dividend distributed in
September 2000.

                                               Three Months Ended
                                                   March 31,                     Years Ended December 31,
                                           -------------------------      ----------------------------------------
                                              2002           2001            2001           2000           1999
                                           ----------     ----------      ----------     ----------     ----------
                                                 (unaudited)
                                                            (In thousands, except per share data)
  Statement of Operations Data:
  Operating revenues:
    Oil and gas production.................   $41,093        $67,915        $203,973       $188,407        $73,387
    Other..................................     1,680            432           3,496          7,259          1,527
                                              -------        -------         -------        -------        -------
  Total operating revenues.................    42,773         68,347         207,469        195,666         74,914
                                              -------        -------         -------        -------        -------
  Operating expenses:
    Oil and gas production.................    14,030         12,057          55,000         38,461         19,574
    Depletion, depreciation &
       amortization........................    13,054         11,288          51,346         40,129         22,574
    Exploration............................     6,916          8,362          19,518          9,633         11,593
    Impairment of proved properties........        --            171             820          4,449          3,982
    Abandonment and impairment of
       unproved properties.................       697            466           3,865          1,841          6,616
    General and administrative.............     3,141          4,021          11,762         11,166          9,172
    Unrealized derivative loss.............       352             --           1,573             --             --
    Other..................................       801            261           1,673          1,437          1,802
                                              -------        -------         -------        -------        -------
  Total operating expenses.................    38,991         36,626         145,557        107,116         75,313
                                              -------        -------         -------        -------        -------
  Income (loss) from operations............     3,782         31,721          61,912         88,550           (399)
    Non-operating (expense) income.........      (342)(1)        153             376(1)         737             75
    Income tax (expense) benefit...........    (1,122)       (11,481)        (21,829)       (33,667)           406
                                              -------        -------         -------        -------        -------
  Net income (loss)........................   $ 2,318(2)     $20,393        $ 40,459(2)    $ 55,620        $    82
                                              =======        =======         =======        =======        =======
  Basic net income (loss) per share........   $  0.08(3)     $  0.72        $   1.45(3)    $   2.00        $    --
                                              =======        =======         =======        =======        =======
  Diluted net income (loss) per share......   $  0.08(3)     $  0.71        $   1.42(3)    $   1.97        $    --
                                              =======        =======         =======        =======        =======
  Cash dividends per share.................   $    --        $    --        $   0.10       $   0.10        $  0.10
  Basic weighted average common
    shares outstanding.....................    27,786         28,236          27,973         27,781         22,198
  Diluted weighted average common
    shares outstanding.....................    28,294         28,932          28,555         28,271         22,329

                                       17

                                              Three Months Ended
                                                   March 31,                     Years Ended December 31,
                                           -------------------------      ----------------------------------------
                                              2002           2001            2001           2000           1999
                                           ----------     ----------      ----------     ----------     ----------
                                                     (unaudited)
                                                                 (In thousands, except per share data)

  Statement of Cash Flows Data:
  Net cash provided by (used  in):
    Operating activities...................   $41,792        $48,580        $127,492        $92,267        $40,755
    Investing activities...................   (35,902)       (30,035)       (159,075)      (112,868)       (22,243)
    Financing activities...................    53,185        (22,382)         29,080         13,025        (12,138)

  Other Financial Data:
    Capital and exploration
       expenditures(4).....................   $35,520        $42,455        $182,863       $125,184        $91,184
    EBITDA(5)..............................    16,836         43,009         113,258        128,679         22,175
    Cash flow(6)...........................    19,848         44,457         129,123        119,876         37,199

                                                  As of
                                             March 31, 2002
                                             --------------
                                               (unaudited)
                                             (In thousands)
  Balance Sheet Data:
  Cash and cash equivalents......................$ 63,191
  Working capital................................  76,600
  Total assets................................... 496,731
  Total long-term debt........................... 119,530
  Total stockholders' equity..................... 289,006
------------

(1) Interest expense included in non-operating (expense) income for the three months ended March 31, 2002 and the year ended December 31, 2001 was
    $452,000 and $90,000, respectively. Our unaudited pro forma interest expense for those periods, which gives effect to the issuance in March 2002 of $100 million total principal amount of our 5.75% senior convertible notes due
    2022, the use of proceeds from the issuance of the notes to repay outstanding debt under our revolving credit facility, and the five-year fixed rate-to-floating rate interest swap entered into with respect to $50 million of the notes, would be $965,000 and $3,081,000, respectively. The floating interest rate under the swap for each applicable six-month period will be the London interbank offered rate plus 0.38%. For the initial six-month calculation period this rate is 2.69%.

(2) Our unaudited pro forma net income, which gives effect to the transactions discussed in footnote (1) above, would be $1,973,000 for the three months ended March 31, 2002 and $38,433,000 for the year ended December 31, 2001.

(3) Our unaudited pro forma basic and diluted net income per share, which gives effect to the transactions discussed in footnote (1) above, would be $0.07 and $0.07 for the three months ended March 31, 2002 and $1.37 and $1.35 for the year ended December 31, 2001.

(4) Capital and exploration expenditures includes all cash and noncash expenditures.

(5) EBITDA is defined as earnings before interest income and expense, income taxes, depreciation, depletion and amortization. EBITDA is a financial measure commonly used for our industry and provides additional information as to our ability to meet fixed charges. EBITDA should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies.

(6) Cash flow represents cash flow from operating activities prior to changes in operating assets and liabilities.

                                       18

                 Ratio of Earnings to Fixed Charges (unaudited)

         The following table shows our unaudited ratio of earnings to fixed charges for the periods shown. The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes) by fixed charges (interest expense plus capitalized interest). Interest expense includes the portion of operating rental expense that we believe is representative of the interest component of rental expense.

            Three Months Ended
                March 31,                    Years Ended December 31,
            ------------------           --------------------------------
            2002          2001           2001   2000   1999   1998   1997
            ----         -----           ----   ----   ----   ----   ----
             6.4         127.4           69.4   86.1    0.6   (6.7)  27.6

         Earnings in 1999 and 1998 were inadequate to cover fixed charges, with a deficiency of $0.6 million and $14.3 million, respectively. Our unaudited pro forma ratio of earnings to fixed charges, which gives effect to our use of proceeds from the issuance in March 2002 of $100 million total principal amount of our 5.75% Senior Convertible Notes due 2022 to repay outstanding debt under our revolving credit facility and a fixed-to-floating interest rate hedge entered into with respect to $50 million of the notes, would be 3.5 for the three months ended March 31, 2002 and 13.8 for the year ended December 31, 2001.
The floating interest rate under the swap for each applicable six-month period will be the London interbank offered rate plus 0.38%. For the initial six-month calculation period this rate is 2.69%.

                             Summary Operating Data

         The following table summarizes the average volumes of oil and gas produced from properties in which St. Mary held an interest during the periods indicated:

                                                    Three Months Ended
                                                         March 31,                      Years Ended December 31,
                                                -------------------------     ----------------------------------------
                                                   2002           2001           2001           2000           1999
                                                ----------     ----------     ----------     ----------     ----------
Operating Data:
  Net production:
     Oil (MBbls)................................       705            608          2,434          2,398          1,383
     Gas (MMcf).................................     9,555          9,609         39,491         38,346         22,805
     MMCFE......................................    13,785         13,257         54,093         52,731         31,103
  Average net daily production:
     Oil (Bbls).................................     7,833          6,759          6,667          6,551          3,790
     Gas (Mcf)..................................   106,170        106,770        108,195        104,769         62,478
     MCFE.......................................   153,165        147,326        148,199        144,075         85,216
  Average sales price(1):
     Oil (per Bbl).............................. $   23.37      $   25.54      $   23.29      $   23.53      $   16.56
     Gas (per Mcf).............................. $    2.58      $    5.45      $    3.73      $    3.44      $    2.21
  Additional per MCFE data:
     Lease operating expense.................... $    0.76      $    0.56      $    0.75      $    0.48      $    0.44
     Transportation costs....................... $    0.06      $    0.05      $    0.04      $    0.04      $    0.03
     Production taxes........................... $    0.20      $    0.30      $    0.23      $    0.21      $    0.16
     General and administrative................. $    0.23      $    0.30      $    0.22      $    0.21      $    0.29
     Depreciation, depletion and amortization... $    0.95      $    0.85      $    0.95      $    0.76      $    0.73

------------

(1) Includes the effects of our hedging activities.

                                       19

                              Summary Reserve Data

         The following table sets forth summary information with respect to the estimates of our proved oil and gas reserves for each of the years in the three-year period ended December 31, 2001, as prepared by both Ryder Scott
Company, independent petroleum engineers, and us. For the periods presented,
Ryder Scott Company evaluated properties representing approximately 80% of our total PV-10 value while we evaluated the remainder. The PV-10 values shown in the following table are not intended to represent the current market value of the estimated proved oil and gas reserves owned by St. Mary. Neither prices nor costs have been escalated, but PV-10 values do include the effects of hedging contracts. You should read the following table along with the section entitled
"Risk Factors -- Risks Related to Our Business -- Information concerning our reserves and future net revenue estimates is uncertain."

                                                                     As of December 31,
                                                         ---------------------------------------
                                                            2001           2000           1999
                                                         ----------     ----------     ----------
              Estimated Proved Reserves Data:
              Oil (MBbls)............................        23,669         20,950         18,900
              Gas (MMcf).............................       241,231        225,975        207,642
              MMCFE..................................       383,247        351,673        321,042
              PV-10 value (in thousands)(1)..........    $  363,795    $ 1,153,663    $   351,016
              Proved Developed Reserves..............            86%            87%            84%
              Production Replacement.................           166%           168%           541%
              Reserve Life (years)(2)................           7.1            6.7           10.3

------------

(1) PV-10 value as of December 31, 2001 was calculated using prices in effect at
    December 31, 2001 of $19.84 per barrel of oil (NYMEX) and $2.65 per MMBtu of gas (Gulf Coast spot price). Both of these prices were then adjusted for transportation and basis differentials and hedging. These prices were 26%
    and 72% lower, respectively, than prices used to calculate PV-10 value as of
    December 31, 2000.

(2) Reserve life represents the estimated proved reserves at the dates indicated
    divided by actual production for the preceding 12-month period. The value as of December 31, 1999 reflects the acquisition of King Ranch Energy in
    December 1999.

                         DESCRIPTION OF CREDIT FACILITY

         We have a long-term revolving credit facility with a bank group consisting of Bank of America, Comerica Bank-Texas and Wells Fargo Bank West.
Under the facility, the maximum loan amount is $200 million. The amount actually available from time to time depends on a borrowing base that the lenders periodically redetermine based on the value of our oil and gas properties and other assets. The stated total possible borrowing base was $160 million at April
30, 2002. However, since we pay commitment fees based on the unused portion of the borrowing base we have limited the borrowing base which we have accepted to correspond with our actual funding requirements. The accepted borrowing base was
$40 million at April 30, 2002. The facility has a maturity date of December 31,
2006 and includes a revolving period that matures on June 30, 2003, at which time all outstanding borrowings convert to a term loan payable in quarterly installments through the facility maturity date. We must comply with certain covenants including maintenance of stockholders' equity at a specified level and restrictions on additional indebtedness, sales of oil and gas properties, activities outside our ordinary course of business and certain merger transactions.

         As of March 31, 2002, $20 million was outstanding under this credit agreement. Outstanding balances accrue interest at rates determined by our debt to total capitalization ratio. In connection with the issuance of the notes in
March 2002, the credit facility was amended to provide that, during the revolving period of the loan, loan balances will accrue interest at our option of either (1) the higher of the federal funds rate plus 1/2% or the prime rate, plus an additional 1/4% when our debt to total capitalization ratio is greater than 50%, or (2) the London interbank offered rate plus (a) 1% when our debt to total capitalization ratio is less than 30%, (b) 1 1/4% when our debt to

                                       20

capitalization ratio is greater than or equal to 30% but less than 40%, (c) 1
3/8% when our debt to capitalization ratio is greater than or equal to 40% but less than 50%, or (d) 1 5/8% when our debt to capitalization ratio is greater than 50%. Our debt to total capitalization ratio as defined under the credit agreement was 29.3% as of March 31, 2002. The weighted average interest rate paid for 2001 and the first quarter of 2002, including commitment fees paid on the unused portion of the borrowing base, was 5.9% and 3.4%, respectively.

         We used a portion of the net proceeds from the issuance of notes in
March 2002 to repay the $50 million in outstanding borrowings under the credit facility at that time. Amounts repaid under the revolving loan provision of the credit facility are available for reborrowing, subject to borrowing base limitations, until June 30, 2003.

         Borrowings under the facility are secured by a pledge of collateral in favor of the banks and guarantees by St. Mary's subsidiaries. Such collateral consists primarily of security interests in the oil and gas properties of St.
Mary and its subsidiaries and in the capital stock of St. Mary's subsidiaries.
Accordingly, indebtedness to the banks under the facility is secured and senior to the notes, which are unsecured.

                              DESCRIPTION OF NOTES

         We issued the notes under an indenture dated as of March 13, 2002 between us and Wells Fargo Bank West, N.A., as trustee. The following section summarizes some, but not all, provisions of the indenture and the registration rights agreement dated as of March 13, 2002 between us and Bear, Stearns &
Co. Inc., Banc of America Securities LLC, RBC Dain Rauscher Inc., A.G. Edwards
& Sons, Inc., McDonald Investments Inc. and Comerica Securities, Inc. We
urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define your rights as a holder of the notes. Copies of the forms of indenture and registration rights agreement are available to you upon request. In this section of the prospectus entitled
"Description of Notes," when we refer to "St. Mary," "we," "our," or "us," we are referring to St. Mary Land & Exploration Company and not any of its
current or future subsidiaries.

Brief Description of the Notes

         The notes:

         o    are limited to $100 million principal amount;

         o    bear interest at a rate of 5.75% per year;

         o    will bear contingent interest in the circumstances described under
              "--Contingent Interest";

         o    are general unsecured obligations, ranking on a parity in right of payment with all our existing and future senior indebtedness and other general unsecured obligations, and senior in right of payment with all our future subordinated indebtedness;

         o    are convertible into our common stock at a conversion price of
              $26.00 per share, subject to adjustment as described below under
              "-- Conversion of Notes";

         o    are redeemable at our option in whole or in part beginning on
              March 20, 2007, at a repurchase price of 100% of their principal amount plus accrued and unpaid interest (including contingent interest) payable in cash;

         o    are subject to repurchase by us at your option if a change in control occurs;

         o    are subject to repurchase by us at your option on March 20, 2007,
              March 15, 2012 and March 15, 2017, for a repurchase price of 100%
              of the principal amount of the notes plus accrued and unpaid interest (including contingent interest), which we may pay:

              o   on March 20, 2007, in cash, in shares of our common stock, or in any combination of cash and shares of our common stock
                  valued at a discount to the market price at the time of
                  purchase; and

                                       21

              o   on March 15, 2012 and March 15, 2017, in cash only; and

         o    are due on March 15, 2022, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

         We are not restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of St.
Mary, except to the extent described under "-- Repurchase of Notes at Your
Option Upon a Change in Control."

         Under the indenture, we agree, and by purchasing a beneficial interest in the notes each holder of the notes is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments, and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the notes as a contingent payment, and the discussion herein assumes that such treatment is correct. However, the characterization of instruments such as the notes and the application of such regulations is uncertain in several respects. See "Certain
United States Federal Income Tax Considerations -- Classification of the Notes."

         We will maintain an office in New York City where the notes may be presented for registration, transfer, exchange or conversion. This office is currently the office of the trustee.

Interest

         The notes bear interest from March 13, 2002 at the annual rate of
5.75%. We will also pay contingent interest on the notes in the circumstances described below under "-- Contingent Interest." We will pay interest on the notes on March 15 and September 15 of each year, beginning September 15, 2002, subject to limited exceptions if the notes are redeemed, repurchased or converted prior to the interest payment date. The record dates for the payment of interest will be March 1 and September 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         We will pay interest (including contingent interest) in cash on:

         o    the global notes to Depository Trust Company, or DTC, by wire transfer of immediately available funds;

         o    any certificated notes having an aggregate principal amount of
              $2,000,000 or less either by check mailed to the holders of these notes or by wire transfer of immediately available funds; and

         o    any certificated notes having an aggregate principal amount of more than $2,000,000 by wire transfer of immediately available funds at the election of the holders of these notes.

         References to interest include any additional interest payable under the circumstances described below under "-- Registration Rights."

Contingent Interest

         In addition to the interest described above under "-- Interest," we will pay contingent interest, subject to the accrual and record date provisions described above, to the holders of notes during any six-month period from March
15 to September 14 and from September 15 to March 14, as appropriate, commencing with the six-month period beginning September 15, 2002, if the average trading price, as described below, of the notes for the five trading days ending on the second trading day immediately preceding the beginning of the relevant six-month period equals 120% or more of the principal amount of the notes.

                                       22

         The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per notes obtained by us for
$10,000,000 principal amount of the notes at approximately 3:30 p.m., New York
City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by us, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us, this one bid shall be used. If we cannot reasonably obtain at least one bid for $10,000,000 principal amount of the notes from a nationally recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the then-applicable conversion rate of the notes multiplied by (b) the sale price of our common stock on such determination date.

         The annual rate of contingent interest payable in respect of any six-month period will equal the greater of (i) cash dividends, if any, paid by us per share of our common stock during that period multiplied by the applicable conversion rate and expressed as a percentage of the par value of the notes; or
(ii) a per annum rate equal to 5.0% of our estimated per annum borrowing rate for senior non-convertible fixed-rate indebtedness with a maturity date comparable to the notes, but in no event may the rate of contingent interest exceed a per annum rate of 0.50%, in each case based on the outstanding principal amount of the notes. Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         Upon determination that holders of notes will be entitled to receive contingent interest during any relevant six-month period, on or prior to the start of the relevant six-month period, we will issue a press release and publish information with respect to any contingent interest on our website.

         We will pay contingent interest, if any, in the same manner as we will pay interest described above under "-- Interest," and your obligations in respect of the payment of contingent interest in connection with the conversion of any notes will also be the same as described below under "-- Conversion of
Notes."

Conversion of Notes

General Conversion Rights

         You have the right, at your option, to convert your notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of $26.00 per share, subject to the adjustments described below under the caption "-- Adjustments to the Conversion
Price." You may convert the notes in denominations of $1,000 and multiples of
$1,000.

Conversion Procedures

         Except as described below, we will not make any payment or other adjustment for accrued and unpaid interest (including contingent interest) on the notes or dividends on any common stock issued upon conversion of the notes.
If you submit your notes for conversion between a record date for an interest payment and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount to be converted.

         We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion. If the notes are called for redemption or are subject to repurchase following a change in control or on specific dates, your conversion rights on the notes called for redemption or so subject to repurchase will expire at the close of business on the second business day before the redemption date or repurchase date, as the case may be, unless we default in the payment of the redemption price or repurchase price. If you have submitted your notes for repurchase upon a change in control or on specific dates, you may only convert your notes if you withdraw your election in accordance with the indenture.

                                       23

Adjustments to the Conversion Price

         The conversion price will be adjusted upon the occurrence of:

              (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

              (2) the subdivision or combination of our outstanding common stock;

              (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

              (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets or rights or warrants, excluding (x)
         dividends, distributions and rights or warrants referred to in clause
         (1) or (3) above and (y) dividends or distributions exclusively in cash referred to in clause (5) below;

              (5) the distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (x) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding
         12 months not triggering a conversion price adjustment and (y) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

              (6) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (x) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (y) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to
         10% of our market capitalization on the expiration date of such tender offer.

         In the event of:

         o    any reclassification of our common stock, or

         o    a consolidation, merger or combination involving St. Mary, or

         o    a sale or conveyance to another person of the property and assets of St. Mary as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

         You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

         We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of St. Mary. We are required to give at least 15 days' prior notice of any reduction in the conversion price.
Any conversions prior to the effective time of any reduction by us of the conversion price will remain at the unreduced conversion price. We may also

                                       24

reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

         No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Optional Redemption by St. Mary

         We may redeem the notes in whole or from time to time in part on or after March 20, 2007, on at least 20 days', and no more than 60 days', notice at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest (including contingent interest) to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.

         If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

         No sinking fund is provided for the notes.

Repurchase of Notes at Your Option Upon a Change in Control

         In the event of a change in control, you will have the right to require us to repurchase all or any part of your notes after the occurrence of a change in control at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest (including contingent interest) up to, but excluding, the repurchase date payable in cash. Notes submitted for repurchase must be in $1,000 or multiples of $1,000 principal amount.

         We shall mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice shall state among other things:

         o    the terms and conditions of the change in control;

         o    the change in control repurchase date;

         o    the procedures required for exercise of the change in control repurchase feature; and

         o    the holder's right to require St. Mary to repurchase the notes.

         You must deliver written notice of your exercise of this repurchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control repurchase date. The written notice must specify the notes for which the repurchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control repurchase date.

         A change in control will be deemed to have occurred if any of the following occurs:

         o    as a result of any transaction or series of transactions any
              "person" or "group" becomes the "beneficial owner," directly or indirectly, of shares of voting stock of St. Mary representing 50%
              or more of the total voting power of all outstanding classes of voting stock of St. Mary or has the power, directly or indirectly, to elect a majority of the members of the board of directors of St.
              Mary;

                                       25

         o    St. Mary consolidates with, or merges with or into, another person or St. Mary sells, assigns, conveys, transfers, leases or
              otherwise disposes of all or substantially all of the assets of
              St. Mary, or any person consolidates with, or merges with or into,
              St. Mary, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, shares of voting stock of St. Mary immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of St. Mary, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

         o    a liquidation or dissolution of St. Mary.

         However, a change in control will not be deemed to have occurred if the last sale price of our common stock for any five trading days within (x) the period of ten consecutive trading days immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control resulting solely from a change in control under the first bullet point above, or (y) the period of ten consecutive trading days immediately preceding the change in control, in the case of a change in control under the second and third bullet points above, is at least equal to 105% of the conversion price in effect on such day. For purposes of this change in control definition:

         o    "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

         o    a "beneficial owner" will be determined in accordance with Rule
              13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of St.
              Mary will be deemed to include, in addition to all outstanding shares of voting stock of St. Mary and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

         o    "beneficially owned" has a meaning correlative to that of
               beneficial owner;

         o    "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

         o    "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

         The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

         We will under the indenture:

         o    comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

         o    file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

         o    otherwise comply with all federal and state securities laws in connection with any requirement by us to repurchase the notes upon a change in control.

                                       26

         This change in control repurchase feature may make more difficult or discourage a takeover of St. Mary and the removal of incumbent management.
However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control repurchase feature is a result of negotiations between us and the initial purchasers.

         We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt outstanding or otherwise adversely affect a holder.
Neither we nor our subsidiaries are prohibited from incurring debt under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

         If a change in control were to occur, we may not have sufficient funds to pay the change in control repurchase price for the notes tendered by holders.
In addition, we may in the future incur debt that has similar change in control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture.

Repurchase of Notes at Your Option on Specific Dates

         You will have the right to require us to repurchase the notes on March
20, 2007, March 15, 2012 and March 15, 2017. We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to certain additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in "Risk
Factors" under the caption "We may not have sufficient cash to repurchase the notes upon a change in control or at the option of the noteholders."

         The repurchase price payable will be equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest) through the repurchase date.

         On March 15, 2012 and March 15, 2017, we must pay the repurchase price in cash.

         On March 20, 2007, we may, at our option, elect to pay the repurchase price in cash, in shares of our common stock valued at a discount to the market price at the time of repurchase, or in any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax
Considerations -- Sale, Exchange, Conversion or Redemption."

         We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders by issuing a press release for publication on the PR Newswire or an equivalent newswire service, and with a prompt notice by mail to the holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

         o  whether we will pay the repurchase price of the notes in cash, in shares of our common stock, or in any combination thereof, specifying the percentages of each;

         o  if we elect to pay in shares of our common stock, the method of calculating the market price of the common stock; and

         o the procedures that holders must follow to require us to repurchase their notes.

         Your notice electing to require us to repurchase your notes must state:

         o    if certificated notes have been issued, the note certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

         o    the portion of the principal amount at maturity of notes to be repurchased, in multiples of $1,000;

         o    that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture; and

         o    in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in shares of common stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in shares of common stock is not satisfied prior to the close of business on the repurchase date, as described below, whether the holder elects (x) to withdraw the repurchase notice as to some or all of the notes to which it relates, or (y) to receive cash in respect of the entire repurchase price for all notes or portions of notes subject to such repurchase notice.

         If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all notes subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of common stock, see "Certain United States Federal Income Tax Considerations -- Sale,
Exchange, Conversion or Redemption."

         You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state:

         o    the principal amount at maturity of the withdrawn notes;

         o    if certificated notes have been issued, the certificate numbers of the withdrawn notes, or, if not certificated, your notice must comply with appropriate DTC procedures; and

         o the principal amount at maturity, if any, which remains subject to the repurchase notice.

         If we elect to pay the repurchase price, in whole or in part, in shares of common stock, the number of shares to be delivered by us will be equal to the portion of the repurchase price to be paid in common stock divided by (i) 95% of the market price of one share of common stock as determined by us in our repurchase notice if we elect to pay 33% or less of the repurchase price in shares of our common stock or (ii) 93% of the market price of one share of common stock as determined by us in our repurchase notice if we elect to pay more than 33% of the repurchase price in shares of our common stock. We will pay cash based on the market price for all fractional shares in the event we elect to deliver shares of common stock in payment, in whole or in part, of the repurchase price. If we elect to pay the repurchase price, in whole or in part, in shares of common stock, each holder will receive the same proportion of shares of common stock and cash for all notes repurchased.

         The "market price" means the average of the sale prices of the common stock for the fifteen-trading-day period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or, if not, then on the last trading day prior to), appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such fifteen-trading-day period and ending on such repurchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

         The "sale price" of the common stock on any date means the closing sale price per share of common stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a
United States national or regional securities exchange, as reported by the
Nasdaq System.

         Because the market price of the common stock is determined prior to the applicable repurchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such market price

                                       28

is determined to such repurchase date. We may pay the repurchase price or any portion of the repurchase price in shares of common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

         Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will publish such information on our website or through such other public medium as we may use at that time.

         Our right to repurchase notes, in whole or in part, with shares of common stock is subject to our satisfying various conditions, including:

         o    the registration of the shares of common stock under the
              Securities Act and the Exchange Act, if required; and

         o    any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

         If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the notes of the holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

         Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. The indenture will prohibit us from repurchasing notes for cash in connection with the holders' repurchase right if any event of default under the indenture has occurred and is continuing, except a default in the payment of the repurchase price with respect to the notes.

         A holder must either effect book-entry transfer or deliver the note, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price.
You will receive payment in cash on the repurchase date or the time of book-entry transfer or the delivery of the note. If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date, then:

         o    the note will cease to be outstanding;

         o    interest will cease to accrue; and

         o    all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the note is made or whether or not the note is delivered to the paying agent.

         We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes at your option.

Events of Default

         Each of the following will constitute an event of default under the indenture:

         o    failure to pay principal on any note when due;

         o    failure to pay any interest (including contingent interest) on any note when due, if such failure continues for 30 days;

                                       29

         o    failure of St. Mary to perform any other covenant required of us in the indenture, if such failure continues for 60 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding notes;

         o    a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of St. Mary or any of its subsidiaries for money borrowed whether such indebtedness now exists, or is created after the date of the indenture, which default involves the failure to pay principal of or any premium or interest on such indebtedness when such indebtedness becomes due and payable at the stated
              maturity thereof, and such default shall continue after any applicable grace period, or results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $10 million or more;

         o    failure by St. Mary or any of its subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

         o    certain events in bankruptcy, insolvency or reorganization of St.
              Mary or any of its subsidiaries.

         If an event of default, other than an event of default described in the sixth bullet point above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately.
If an event of default described in the sixth bullet point above occurs, the principal amount of the notes will automatically become immediately due and payable.

         After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

         Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

         No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

         o    the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

         o    the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

         o    the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

         We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not St. Mary, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture. If so, such statement will specify any known defaults.

                                       30

Modification and Waiver

         We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

         However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note who is affected by the modification or amendment if such modification or amendment would do any of the following:

         o    change the maturity of the principal of or any installment of interest (including contingent interest) on any note;

         o    reduce the principal amount of, or any premium or interest
              (including contingent interest) on, any note;

         o    reduce the amount of principal payable upon acceleration of the maturity of any note;

         o    change the place or currency of payment of principal of, or any premium or interest (including contingent interest) on, any note;

         o    impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

         o    adversely affect the right of holders to convert notes other than as provided in or under the indenture;

         o    reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for modification or amendment of the indenture;

         o    reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

         o    modify such provisions with respect to modification and waiver.

         Holders of a majority in aggregate principal amount of the outstanding notes may waive, on behalf of the holders of all of the notes, compliance by us with respect to certain restrictive provisions of the indenture.

         Generally, the holders of not less than a majority of the aggregate principal amount of the outstanding notes may, on behalf of all holders of the notes, waive any past default or event of default unless:

         o    we fail to pay principal, premium or interest (including
              contingent interest) on any note when due;

         o    we fail to convert any note into common stock; or

         o    we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

         Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Consolidation, Merger and Sale of Assets

         We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

                                       31

         o    the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United
              States (which may be a subsidiary of a foreign entity), and assumes our obligations on the notes and under the indenture; and

         o    immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

Registration Rights

         We entered into a registration rights agreement with the initial purchasers of the notes for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes. The following summarizes some, but not all, of the registration rights provided in the registration rights agreement and the notes. You should refer to the registration rights agreement and the notes for a full description of the registration rights.

         Under the terms of the registration rights agreement we have filed a shelf registration statement, of which this prospectus forms a part, covering resales by holders of the notes and the shares of common stock issuable upon conversion of the notes, referred to as "registrable securities." We will use our reasonable best efforts to have the shelf registration statement declared effective by September 9, 2002, and to use our reasonable best efforts to keep it effective until the earliest of:

         o    two years after the filing date;

         o    the date when all registrable securities shall have been
              registered under the Securities Act and disposed of; and

         o    the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities
              Act.

         We will mail a notice of registration statement and selling securityholder election and questionnaire to each holder to obtain certain information regarding the holder for inclusion in the prospectus. To be named as selling securityholders in the related prospectus at the time of effectiveness, holders must complete and deliver the questionnaire within 20 business days of the date of the notice. Holders that do not complete and deliver the questionnaire in a timely manner will not be named as selling securityholders in the prospectus and therefore will not be permitted to sell any of their securities pursuant to the shelf registration statement.

         We will:

         o    provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement;

         o    notify each such holder when the shelf registration statement has become effective; and

         o    take certain other actions as are required to permit unrestricted resales of the registrable securities.

         A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus and deliver a prospectus to purchasers, be subject to the relevant civil liability provisions under the
Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification rights and obligations).

         Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement.
This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

                                       32

         o    the prospectus would, in our judgment, contain a material
              misstatement or omission as a result of an event that has
              occurred and is continuing; and

         o    we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

         However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of the notes, agrees to hold any communication by us in response to a notice of proposed sale in confidence.

         Upon the initial sale of registrable securities, each selling securityholder will be required to deliver a notice of such sale, in substantially the form attached to the notice of registration statement and selling securityholder election and questionnaire, to the trustee and us. The notice will, among other things:

         o    identify the sale as a transfer pursuant to the shelf registration statement;

         o    certify that the prospectus delivery requirements, if any, of the
              Securities Act have been complied with; and

         o    certify that the selling securityholder and the aggregate
              principal amount of notes or number of shares of common stock, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

         If:

         o    by September 9, 2002 the shelf registration statement has not been declared effective by the SEC; or

         o    after the shelf registration statement has been declared
              effective, such shelf registration statement ceases to be
              effective or fails to be usable in connection with resales of notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement and we do not cure the shelf registration statement within five business days by a
              post-effective amendment or a report filed pursuant to the
              Exchange Act, or if applicable, we do not terminate the
              suspension period, described above, by the 45th or 60th day, as the case may be;

(each such event referred to in the prior two bullet points, a "registration default"), additional interest as liquidated damages will accrue on the notes and underlying common stock that are registrable securities over and above the rate set forth in the title of the notes, from and including the date following the registration default but excluding the day on which all registration defaults have been cured. Additional interest will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such additional interest begins to accrue, and will accrue at a rate per year equal to an additional 0.25% of the principal amount to and including the 90th day following such registration default, increasing to 0.50% at the end of such 90-day period. In no event will liquidated damages accrue at a rate per year exceeding 0.50%.

         We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are
"registrable securities" within the meaning of the registration rights agreement.

Satisfaction and Discharge

         We may, at our option, satisfy and discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and

                                       33

discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

         We have initially appointed the trustee as security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

         o    vary or terminate the appointment of the security registrar, paying agent or conversion agent;

         o    appoint additional paying agents or conversion agents; or

         o    approve any change in the office through which any security regostrar or any paying agent or conversion agent acts.

Repurchase and Cancellation

         All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

         We may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

         We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

         The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

         Wells Fargo Bank West, N.A. serves as the trustee under the indenture.
The trustee is permitted to deal with St. Mary and any affiliate of St. Mary with the same rights as if it were not trustee. However, under the Trust
Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

         The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

         The notes were originally issued in the form of two global securities.
The global securities have been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the

                                       34

global securities may be transferred, in whole and not in part only to DTC or another nominee of DTC. You may hold your beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

         DTC has advised us that it is:

         o    a limited purpose trust company organized under the laws of the
              State of New York;

         o    a member of the Federal Reserve System;

         o    a "clearing corporation" within the meaning of the New York
              Uniform Commercial Code; and

         o    a "clearing agency" registered pursuant to the provisions of
              Section 17A of the Exchange Act.

         DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the
"indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         Pursuant to procedures established by DTC, upon the deposit of the global securities with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited were designated by the initial purchasers. Ownership of beneficial interests in the global securities is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

         Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

         So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

                                       35

         We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

         Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of
DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue 100,000,000 shares of common stock, $.01 par value per share. At April 30, 2002, there were 27,818,631 shares of common stock outstanding.

Common Stock

         Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors.
Accordingly, the holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors. Holders of common stock have no preemptive rights and are entitled to such dividends as may be declared by the board of directors out of legally available funds. The common stock is not entitled to any sinking fund, redemption or conversion provisions. If St.
Mary liquidates, dissolves or winds up its business, the holders of common stock will be entitled to share ratably in our net assets remaining after the payment of all creditors. When issued, the shares of common stock will be fully paid and non-assessable. The transfer agent and registrar for the common stock is
Computershare Trust Company, Inc.

Anti-Takeover Matters

         Provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of St. Mary.
Among other things, the certificate of incorporation does not provide for cumulative voting in the election of directors and the bylaws impose certain procedural requirements on stockholders who wish to make nominations for the election of directors or propose other actions at stockholders' meetings.

                                       36

         These provisions, alone or in combination with each other and with the shareholder rights plan described below, may discourage transactions involving actual or potential changes in control of St. Mary, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock.

         On July 15, 1999, the board of directors adopted a shareholder rights plan. The rights plan is designed to enhance the board's ability to prevent an acquirer from depriving stockholders of the long-term value of their investment and to protect stockholders against attempts to acquire St. Mary by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

         Under the rights plan, the rights are exercisable at a price of $100.00 per share. The rights attach to and trade with the common stock. The rights will expire December 31, 2009. The rights may be redeemed by St. Mary at $0.001 per right prior to ten business days after a person or group has accumulated 20% or more of the common stock.

         If a person or group acquired 20% of our common stock, the rights would then be modified to represent the right to receive, for the exercise price, common stock having a value worth twice the exercise price. If St. Mary were involved in a merger or other business combination at any time after a person or group has acquired 20% or more of our common stock, the rights would be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each right. In either case, all rights held or acquired by a person or group holding
20% or more of our shares would be void.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

         In the opinion of Ballard Spahr Andrews & Ingersoll, LLP, the following is a summary of the material United States federal income tax consequences relevant to holders of notes. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. Except where noted, the discussion below deals only with notes held as capital assets by U.S. Holders (as defined below). In addition, the discussion does not purport to deal with persons in special tax situations, such as banks or other financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt entities, expatriates, Non-U.S. Holders (as defined below), persons holding notes in a tax-deferred or tax-advantaged account, persons holding notes as a hedge against currency or interest rate risks, as a position in a
"straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

         We do not address all of the tax consequences that may be relevant to a
U.S. Holder (as defined below). In particular, we do not address:

         o    the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of notes;

         o    the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes;

         o    any state, local or foreign tax consequences of the purchase, ownership or disposition of notes; or

         o    any United States federal, state, local or foreign tax
              consequences of owning or disposing of the common stock.

         A U.S. Holder is a beneficial owner of the notes who or which is:

                                       37

         o    a citizen or individual resident of the United States, as defined in Section 7701(b) of the Internal Revenue Code of 1986, as
              amended (the "Code");

         o    a corporation, including any entity treated as a corporation for
              United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the
              District of Columbia;

         o    an estate if its income is subject to United States federal income taxation regardless of its source; or

         o    a trust if (1) a United States court can exercise primary
              supervision over its administration and (2) one or more United
              States persons have the authority to control all of its
              substantial decisions.

A Non-U.S. Holder is a holder of notes other than a U.S. Holder.

         No statutory, administrative or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the United
States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

         WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH
RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND
DISPOSITION OF THE NOTES AND THE COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR
CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND
OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR
OTHER TAX LAWS.

Classification of the Notes

         Pursuant to the terms of the indenture, we and each holder of a note agree, for United States federal income tax purposes, to treat the notes as
"contingent payment debt instruments" and to be bound by the application of the
Treasury regulations governing contingent payment debt instruments (the "CPDI regulations"), in the manner described below, and the remainder of this discussion assumes that the notes will be treated so. The IRS has reserved the right to treat the contingent payments as a separate investment position if the principal purpose of structuring the notes with contingent payments is to achieve a result that is unreasonable. A result can be considered unreasonable if it is expected to have a significant effect on the issuer's tax liability and achieves a result that would not be obtainable if the note and contingency were separate. As a result, no assurance can be given that the IRS will not assert that the notes should be treated in a different manner. Such an alternative characterization could affect the amount, timing and character of income, gain or loss of an investment in the notes. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should have recognized capital gain upon a taxable disposition of its note.

Accrual of Interest on the Notes

         Pursuant to the CPDI regulations, U.S. Holders of the notes will be required to accrue interest income on the notes, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will likely be required to include interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes and in excess of both the stated fixed interest and any contingent interest payments actually received in that year.

         The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

                                       38

                  (1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii)
         the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

                  (2) divided by the number of days in the accrual period; and

                  (3) multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

The "daily portions" of interest income are the amounts of interest ratably allocated to each day in an accrual period.

         A note's issue price is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made with respect to the notes.

         The term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a fixed rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have calculated and intend to treat the comparable yield for the notes as 10.00%, compounded semiannually. The projected payment schedule (as defined below) that we have constructed is based upon this comparable yield. It is possible that the IRS could challenge the comparable yield and projected payment schedule. The yield, if redetermined as a result of such a challenge, could be greater or less than the comparable yield provided by us, and the projected payment schedule could differ materially from the projected payment schedule we have provided. In such case, the taxable income of a holder arising from the ownership (e.g., taxable interest income or original issue discount), sale, exchange, conversion or redemption of a note could be increased or decreased.

         The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. The projected payment schedule includes payments of noncontingent cash interest, estimates for certain payments of contingent interest, and an estimate for a payment at maturity. A published ruling of the IRS requires the estimated payment at maturity to be based on a projected exercise of the conversion privilege.

         U.S. Holders may obtain the comparable yield and the schedule of projected payments by submitting a written request for such information to St.
Mary Land & Exploration Company, 1776 Lincoln Street, Suite 1100, Denver,
Colorado 80203, Attention: Vice President-- Finance.

         Pursuant to the terms of the indenture, you agree, for United States federal income tax purposes, to use the comparable yield and the schedule of projected payments in determining interest accruals, and the adjustments thereto described below in respect of the notes.

         Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

         THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT
DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S
INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR UNITED
STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR
REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

                                       39

Adjustments to Interest Accruals on the Notes

         If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year.
         If a U.S. Holder receives in a taxable year actual payments with respect to the notes that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S.
Holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. If any amount of the net negative adjustment is not absorbed by these adjustments, it is carried forward as a negative adjustment to the following year and is deemed made on the first day of such taxable year. If the note holder has a negative adjustment carryforward in a taxable year in which the note is sold, exchange or retired, the carryforward is applied to reduce the amount realized on the sale, exchange, or retirement.

Sale, Exchange, Conversion or Redemption

         Generally, the sale, exchange, redemption or other disposition of a note will result in taxable gain or loss to a U.S. Holder. In addition, as required by the published IRS ruling described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat, and you agree to treat, the receipt of our common stock upon the conversion of a note, or upon your exercise of a repurchase option that we elect to satisfy in common stock, as a contingent payment under the CPDI regulations. As described above, you agree to be bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion or such a repurchase will also result in taxable gain or loss to the U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, redemption, repurchase or other disposition will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received, and (b) the
U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be equal to the U.S. Holder's original purchase price for the note, increased by any interest income previously accrued by the U.S.
Holder (determined without regard to any adjustments to contingent interest accruals described above), and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the notes to the U.S. Holder. Gain recognized upon a sale, exchange, conversion, redemption or repurchase of a note will generally be treated as ordinary interest income; any loss generally will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

         Your tax basis in common stock received upon conversion of a note or upon your exercise of a repurchase option that we elect to satisfy in common stock will, consistent with the treatment of such events as taxable transactions, equal the then fair market value of such common stock. Your holding period for the common stock will accordingly commence on the day immediately following the date of conversion or repurchase.

Purchasers of Notes at a Price Other Than the Adjusted Issue Price

         If you purchase a note in the secondary market for an amount that differs from the adjusted issue price of the note at the time of such purchase, you will be required to accrue interest income on the note in accordance with the comparable yield (as described above, 10.00%, compounded semiannually) even if market conditions have changed since the date of issuance. You must reasonably determine whether the difference between the purchase price for a note and the adjusted issue price of a note is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the notes, a change in interest rates since the notes were issued, or both, and allocate the difference accordingly between the daily portions of interest and the projected payments over the remaining term of the notes.

                                       40

         Adjustments attributable to a change in interest rates will cause, as the case may be, a "positive adjustment" or a "negative adjustment" to the amount of interest you include in income. If the purchase price of a note is less than its adjusted issue price because of a higher current yield for a comparable debt instrument, a positive adjustment will result and the amount of interest you accrue will increase. If the purchase price is more than the adjusted issue price of a note because of a lower current yield for a comparable debt instrument, a negative adjustment will result and the amount of interest you accrue will decrease.

         Adjustments attributable to a change in expectations as to the contingent payments that are projected in respect of the note will cause, as the case may be, a "positive adjustment" or a "negative adjustment" to your basis in the notes but will not affect the adjusted issue price of the notes in determining interest for subsequent accrual periods. Adjustments allocated to the contingent payments (which in this case includes the receipt of stock upon conversion) are taken into account as basis adjustments only when the contingent payments are made.

         Certain United States holders will receive Forms 1099-OID reporting interest accruals on their note. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from your purchase of a note in the secondary market at a price that differs from its adjusted issue price on date of the purchase. You are urged to consult your tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any
Form 1099-OID.

Constructive Dividends

         If at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the notes.

         For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Backup Withholding Tax and Information Reporting

         In general, if you are a noncorporate U.S. Holder, we are required to report to the IRS all payments of principal, and interest on and any constructive distribution with respect to the notes, including amounts accruing under the rules for contingent payment debt instruments. In addition, we are required to report to the IRS any payment of proceeds of the sale of the notes before maturity. Additionally, United States federal backup withholding tax will apply at the rate of 30% (29% during 2004 and 2005, 28% during the years 2006 through 2010, and 31% thereafter) to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

                                       41

                             SELLING SECURITYHOLDERS

         We originally issued the notes in a private placement in March 2002.
The notes were resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by
Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

         The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer under this prospectus and the number of shares of common stock into which such notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our affiliates or beneficially owns in excess of 1% of the outstanding common stock.

         The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders as of June
10, 2002 and the percentages are based on $100,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion price of $26.00 per share, or a conversion rate of approximately 38.4615 shares of common stock per $1,000 principal amount at maturity of the notes.

         Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in a transaction exempt from the registration requirements of the Securities Act.
Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

         The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

                                       42

                                               Aggregate Principal                 Number of Shares   Percentage of
                                                Amount at Maturity   Percentage    of Common Stock     Shares of
                                                  of Notes That       of Notes      That May be       Common Stock
                                                   May be Sold      Outstanding       Sold(1)         Outstanding(2)
                                                   -----------      -----------       -------        ---------------
Name
----

Alexandra Global Investment Fund 1, Ltd.            $2,000,000          2.00%          76,923              *
Alpine Associates                                   $3,400,000          3.40%         130,769              *
Alpine Partners, L.P.                               $  450,000           .45%          17,307              *
CALAMOS(R)Market Neutral Fund --
      CALAMOS(R)Investment Trust                    $2,500,000          2.50%          96,153              *
Cobra Fund U.S.A., L.P.                               $225,000          *               8,653              *
Cobra Master Fund, Ltd.                             $1,275,000          1.28%          49,038              *
Commerzbank AG                                      $9,500,000          9.50%         365,384              1.30%
Context Convertible Arbitrage Fund, LP                $275,000          *              10,576              *
Deutsche Bank Securities Inc.                      $24,900,000         24.90%         957,692              3.33%
JP Morgan Securities Inc. (3)                       $6,450,000          6.45%         248,076              *
McMahan Securities Co. L.P.                         $1,725,000          1.73%          66,346              *
KBC Financial Products USA Inc.                     $1,500,000          1.50%          57,692              *
Man Convertible Bond Master Fund, Ltd.              $5,200,000          5.20%         200,000              *
Nomura Securities International Inc. (4)            $5,000,000          5.00%         192,307              *
Quattro Fund, Ltd.                                  $3,000,000          3.00%         115,384              *
St. Thomas Trading, Ltd.                            $8,800,000          8.80%         338,461              1.20%
The Northwestern Mutual Life Insurance
      Company (General Account)                     $3,000,000          3.00%         115,384              *
The Northwestern Mutual Life Insurance
      Company (Group Annuity Separate
      Account)                                        $500,000          *              19,230              *
TQA Master Fund Ltd.                                $1,000,000          1.00%          38,461              *
Wachovia Bank National Association                 $12,000,000         12.00%         461,538              1.63%
WPG Convertible Arbitrage Overseas
      Masters Fund, LP                              $1,000,000          1.00%          38,461              *
Zazove Hedged Convertible Fund L.P.                 $1,000,000          1.00%          38,461              *
Zurich Institutional Benchmarks
      Management c/o Quattro Global
      Capital, LLC                                  $1,000,000          1.00%          38,461              *
Zurich Institutional Benchmarks Master
      Fund Ltd. c/o SSI Investment
      Management Inc.                                 $500,000          *              19,230              *
Zurich Institutional Benchmarks Master
      Fund Ltd. c/o Zazove Associates LLC           $1,000,000          1.00%          38,461              *
                                                  ------------       ----------     ---------             ------
                                                   $97,200,000         97.20%       3,738,448             11.85%
All other holders of notes or future
      transferees, pledges, donees, assignees
      or successors of any such holders (5)(6)     $ 2,800,000           2.8%         107,705              *
                                                  ------------       ----------     ---------             ------
Total                                             $100,000,000        100.00%       3,846,153             12.15%
                                                  ============       ==========     =========             ======

--------------

* Less than one percent (1%).

                                       43

(1)  Assumes conversion of all of the holder's notes at a conversion price of
     $26.00 per share, or a conversion rate of approximately 38.4615 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under
     "Description of the Notes - Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Under the indenture for the notes, fractional shares will not be issued upon any conversion. In lieu thereof cash will be paid based on the current market price of the stock on the trading day immediately before the conversion date.

(2)  Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 27,818,631 shares of common stock outstanding as of April 30, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3)  The holder also beneficially owns 18,615 shares of St. Mary common stock.

(4)  The holder also beneficially owns 419 shares of St. Mary common stock.

(5) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(6)  Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(7)  Reflects certain rounding differences.

                              PLAN OF DISTRIBUTION

         The selling securityholders may offer and sell from time to time the securities covered by this prospectus. We will not receive any of the proceeds from resales of the notes or the shares of common stock by the selling securityholders.

         In connection with the original issuance of the notes in March 2002, we entered into a registration rights agreement with the initial purchasers of the notes. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules.

         We are registering the notes and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

         The selling securityholders may sell all or a portion of the notes and shares of common stock beneficially owned by them and offered hereby from time to time:

         o    directly; or

         o    through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the notes and shares of common stock for whom they may act as agent.

         The notes and the shares of common stock may be sold from time to time in one or more transactions at:

         o    fixed prices, which may be changed;

                                       44

         o    prevailing market prices at the time of sale;

         o    varying prices determined at the time of sale; or

         o    negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of the notes or shares of common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

         o    on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the shares of common stock;

         o    in the over-the counter market;

         o    in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

         o    through the writing of options.

These transactions may involve crosses or block transactions. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with sales of the notes and shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and shares of common stock in the course of hedging their positions and deliver notes and shares of common stock to close out such short positions. The selling securityholders may also sell the notes and shares of common stock short and deliver the notes and shares of common stock to close out short positions, or loan or pledge notes and shares of common stock to broker-dealers that in turn may sell the notes and shares of common stock.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule
144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         The outstanding shares of common stock are listed for trading on the
Nasdaq National Market under the symbol "MARY."

         The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock may be deemed to be
"underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the
Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting discounts and commissions under the Securities
Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

                                       45

         Because the selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

         o    the name of the selling securityholders and any participating underwriters, broker-dealers or agents;

         o    the aggregate amount and type of securities being offered;

         o    the price at which the securities were sold and other material terms of the offering;

         o    any discounts, commissions, concessions or other items
              constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

         o    that the participating broker-dealers did not conduct any
              investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the
Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, if we receive notice from a selling securityholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed.

         The notes were originally issued by us in a private placement in March
2002. The notes were resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. Under the registration rights agreement, we have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

         The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may regulate the timing of purchases and sales of any of the notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition,
Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of common stock to engage in market-making activities with respect to the particular notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of common stock.

         Under the registration rights agreement, we must use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

         o    two years after the date of filing of the shelf registration statement; or

         o    such shorter period, from the date of filing of the shelf
              registration statement until either (i) the sale pursuant to the shelf registration statement of the registrable securities or (ii)
              the expiration of the holding period applicable to the registrable securities held by holders of the notes that are not affiliates of
              St. Mary under Rule 144(k) under the Securities Act.

         Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit

                                       46

offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

         We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 90 days in a 360-day period.

         There are no contractual arrangements between or among any of the selling securityholders and St. Mary with regard to the sale of the securities, and no professional underwriter in its capacity as such will be acting for the selling securityholders.

                                  LEGAL MATTERS

         The validity of the securities offered hereby and certain United States federal income tax considerations with respect to the notes have been passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Denver, Colorado.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving such report.

                         INDEPENDENT PETROLEUM ENGINEERS

         The estimated reserve evaluations and related calculations of Ryder
Scott Company, L.P., independent petroleum engineering consultants, included and incorporated by reference in this prospectus have been included and incorporated by reference herein in reliance upon the authority of said firm as experts in petroleum engineering.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 450
Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at
1-800-SEC-0330 to obtain further information on the public reference room. The
SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents with the SEC electronically. You also can find more information about us by visiting our web site at http://www.stmaryland.com.
Web site materials are not part of this prospectus.

         This prospectus is part of a registration statement on Form S-3 that we filed with the SEC with respect to the securities offered under this prospectus.
This prospectus does not contain all the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the securities offered by the selling securityholders.

         The SEC allows us to "incorporate by reference" in this prospectus the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any

                                       47

future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the
Securities Exchange Act of 1934 until this offering is completed:

         o    Annual Report on Form 10-K for the fiscal year ended December 31,
              2001 (as amended on Form 10-K/A filed with the SEC on March 25,
              2002);

         o    Quarterly Report on Form 10-Q for the quarter ended March 31,
              2002;

         o    Current Reports on Form 8-K filed with the SEC on February 7,
              2002, February 22, 2002, March 6, 2002, March 8, 2002, March
              21, 2002, April 30, 2002, May 10, 2002, May 30, 2002 and June
              5, 2002 (in each case, except for information furnished
              pursuant to Item 9 thereof);

         o    The description of our common stock that is contained in our registration statement on Form 8-A filed November 18, 1992, including any amendment or report filed for the purpose of updating the description (including the information concerning our shareholder rights plan set forth under Part II Item 5 of our Quarterly Report on Form 10-Q/A-3 filed with the SEC on
              November 12, 1999); and

         o    all filings filed by us under the Securities Exchange Act of
              1934 after the date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus (except for exhibits not specifically incorporated by reference in the information), upon written or oral request and at no cost to the requester.
Any requests should be made to:

                           St. Mary Land & Exploration Company
                           Attention: Richard C. Norris, Vice President-Finance
                           1776 Lincoln Street, Suite 1100
                           Denver, Colorado 80203
                           (303) 861-8140

                CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference "forward-looking statements" within the meaning of securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements about our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used or incorporated by reference in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate,"
"expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date on which they were made. Although we may from time to time voluntarily update or revise publicly our forward-looking statements, whether as a result of new information, future events or otherwise, we disclaim any commitment to do so except as required by securities laws. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make or incorporate by reference in this prospectus are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                       48

                      GLOSSARY OF COMMON OIL AND GAS TERMS

         The following are definitions of terms commonly used in the oil and natural gas industry and this document.

         Unless otherwise indicated in this document, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 degrees Fahrenheit. As used in this document, the following terms have the following specific meanings: "Mcf" means thousand cubic feet, "MMcf"
means million cubic feet, "Bcf" means billion cubic feet, "Tcf" means trillion cubic feet, "Btu" means British Thermal Unit, or the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit, and
"MMBtu" means million British thermal units.

         2-D seismic or 2-D data. Seismic data that are acquired and processed to yield a two-dimensional cross-section of the subsurface.

         3-D seismic or 3-D data. Seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

         Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to oil or other liquid hydrocarbons.

         Bcf. Billion cubic feet, used herein in reference to natural gas.

         BCFE. Billion cubic feet of gas equivalent. Gas equivalents are determined using the ratio of six Mcf of gas (including gas liquids) to one Bbl of oil.

         BOE. Barrels of oil equivalent. Oil equivalents are determined using the ratio of six Mcf of gas (including gas liquids) to one Bbl of oil.

         Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive in an attempt to recover proved undeveloped reserves.

         Dry hole. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

         Estimated proved reserves. The estimated quantities of oil, gas and gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

         Exploratory well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

         Fee land. The most extensive interest that can be owned in land, including surface and mineral (including oil and gas) rights.

         Finding cost. Expressed in dollars per BOE. Finding costs are calculated by dividing the amount of total capital expenditures for oil and gas activities by the amount of estimated proved reserves added during the same period (including the effect on proved reserves of reserve revisions).

         Gross acres. An acre in which a working interest is owned.

         Gross well. A well in which a working interest is owned.

                                       49

         Hydraulic fracturing. A procedure to stimulate production by forcing a mixture of fluid and proppant (usually sand) into the formation under high pressure. This creates artificial fractures in the reservoir rock, which increases permeability and porosity.

         MBbl.  One thousand barrels of oil or other liquid hydrocarbons.

         MMBbl.  One million barrels of oil or other liquid hydrocarbons.

         MBOE.  One thousand barrels of oil equivalent.

         MMBOE.  One million barrels of oil equivalent.

         Mcf.  One thousand cubic feet.

         MCFE. One thousand cubic feet of gas equivalent. Gas equivalents are determined using the ratio of six Mcf of gas (including gas liquids) to one Bbl of oil.

         MMcf.  One million cubic feet.

         MMCFE. One million cubic feet of gas equivalent. Gas equivalents are determined using the ratio of six Mcf of gas (including gas liquids) to one Bbl of oil.

         MMBtu. One million British Thermal Units. A British Thermal Unit is the heat required to raise the temperature of a one-pound mass of water one degree
Fahrenheit.

         Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

         Net asset value per share. The result of the fair market value of total assets less total liabilities, divided by the total number of outstanding shares of common stock.

         PV-10 value. The present value of estimated future gross revenue to be generated from the production of estimated proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated (unless such prices or costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

         Productive well. A well that is producing oil or gas or that is capable of production.

         Proved developed reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

         Proved undeveloped reserves. Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

         Recompletion. The completion for production of an existing wellbore in another formation from that in which the well has
previously been completed.

         Reserve life. Expressed in years, represents the estimated proved reserves at a specified date divided by production for the preceding 12-month period.

         Royalty. The interest paid to the owner of mineral rights expressed as a percentage of gross income from oil and gas produced and sold unencumbered by expenses.

                                       50

         Royalty interest. An interest in an oil and gas property entitling the owner to shares of oil and gas production free of costs of exploration, development and production. Royalty interests are approximate and are subject to adjustment.

         Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether such acreage contains estimated proved reserves.

         Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and to share in the production.

                                       51

                                     Part II

                     Information Not Required In Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the amounts of expenses in connection with the issuance of the securities being registered by this registration statement which shall be borne by the registrant. All of the expenses listed below, except the SEC registration fee, represent estimates only.

          SEC registration fee.........................................$   9,200
          Transfer agent, trustee and depository fees and expenses.....    2,000
          Printing fees and expenses...................................    5,000
          Accounting fees and expenses.................................    9,000
          Legal fees and expenses......................................   30,000
          Miscellaneous................................................    4,800
                                                                          ------
                   Total...............................................$  60,000
                                                                          ======

Item 15.  Indemnification of Directors and Officers.

         The registrant is a Delaware corporation. Section 145 of the Delaware
General Corporation Law contains provisions for the indemnification and insurance of directors, officers employees and agents of a Delaware corporation against liabilities which they may incur in their capacities as such. Those provisions have the following general effects:

                  (a) A Delaware corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding (other than an action by or in the right of the corporation) if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

                  (b) A Delaware corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation in an action or suit by or in the right of the corporation against expenses
         (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation (except under certain circumstances).

                  (c) A Delaware corporation must indemnify a present or former director or officer against expenses (including attorneys' fees)
         actually and reasonably incurred by such person in connection with any action, suit or proceeding to the extent that such person has been successful on the merits or otherwise in defense of the action, suit or proceeding.

                  (d) A Delaware corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against liability asserted against such person and incurred by such person in any such capacity or arising from such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the Delaware General Corporation Law.

                                      II-1

         The registrant's certificate of incorporation and by-laws contain provisions to the general effect that the registrant shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify any person who is or was a director or officer of the registrant against liabilities which such person may incur in such person's capacities as such. In addition, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the registrant's certificate of incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

                  (a)      for any breach of the director's duty of loyalty to
         the corporation or its stockholders;

                  (b)      for acts or omissions not in good faith or which
         involve intentional misconduct or a knowing violation of law;

                  (c)      under Section 174 of the Delaware General Corporation
         Law (relating to unlawful payment of dividends or stock repurchases);
         or

                  (d)      for any transaction from which the director derived
         an improper personal benefit.

         The registrant also maintains directors' and officers' insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

         A Registration Rights Agreement dated March 13, 2002 among the registrant, Bear, Stearns & Co. Inc., Banc of America Securities LLC, RBC
Dain Rauscher Inc., A.G. Edwards & Sons, Inc., McDonald Investments Inc. and
Comerica Securities, Inc. (which was filed as Exhibit 10.25 to the registrant's
Annual Report on Form 10-K for the year ended December 31, 2001) provides that a selling securityholder included in this registration statement must indemnify and hold harmless the registrant and its directors, officers, agents, employees and any controlling person from and against any liability caused by any untrue statement of a material fact or any omission of a material fact in the information provided by that selling securityholder for inclusion in this registration statement.

Item 16.   Exhibits.

         The following exhibits are furnished as part of this registration statement:

Exhibit
Number       Description
-------      -----------
4.1          Restated Certificate of Incorporation of St. Mary Land &
             Exploration Company as amended in May 2001 (filed as Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q (File No. 000-20872)
             for the quarter ended September 30, 2001 and incorporated herein by reference)
4.2          Restated By-Laws of St. Mary Land & Exploration Company as
             amended in July 2001 (filed as Exhibit 3.1 to the registrant's
             Quarterly Report on Form 10-Q (File No. 000-20872) for the quarter ended September 30, 2001 and incorporated herein by reference)
4.3          Form of Stock Certificate for Shares of Common Stock (filed as
             Exhibit 4.3 to the registrant's Registration Statement on Form S-3
             (Registration No. 333-88712) filed on May 21, 2002 and incorporated herein by reference)
4.4          St. Mary Land & Exploration Company Shareholder Rights Plan
             adopted on July 15, 1999 (filed as Exhibit 4.1 to the registrant's
             Quarterly Report on Form 10-Q/A (File No. 000-20872) for the
             quarter ended June 30, 1999 and incorporated herein by reference)

                                      II-2

4.5          First Amendment to Shareholders Rights Plan dated March 15,
             2002 as adopted by the Board of Directors on July 19, 2001
             (filed as Exhibit 4.2 to the registrant's Annual Report on
             Form 10-K (File No. 000-20872) for the year ended December
             31, 2001 and incorporated herein by reference)
4.6          Registration Rights Agreement dated March 13, 2002 between St. Mary
             Land & Exploration Company, Bear, Stearns & Co. Inc., Banc
             of America Securities LLC, RBC Dain Rauscher Inc., A.G. Edwards
             & Sons, Inc., McDonald Investments Inc. and Comerica
             Securities, Inc. (filed as Exhibit 10.25 to the registrant's Annual
             Report on Form 10-K (File No. 000-20872) for the year ended
             December 31, 2001 and incorporated herein by reference)
4.7          Indenture dated March 13, 2002 between St. Mary Land &
             Exploration Company and Wells Fargo Bank West, N.A. (filed as
             Exhibit 10.26 to the registrant's Annual Report on Form 10-K (File
             No. 000-20872) for the year ended December 31, 2001 and
             incorporated herein by reference)
4.8          Form of 5.75% Senior Convertible Note due 2022 (included in Exhibit
             4.7)
5.1          Opinion of Ballard Spahr Andrews & Ingersoll, LLP (filed as
             Exhibit 5.1 to the registrant's Registration Statement on Form S-3
             (Registration No. 333-88712) filed on May 21, 2002 and incorporated herein by reference)
8.1          Opinion of Ballard Spahr Andrews & Ingersoll, LLP (filed as
             Exhibit 8.1 to the registrant's Registration Statement on Form S-3
             (Registration No. 333-88712) filed on May 21, 2002 and incorporated herein by reference)
12.1         Computation of Ratios of Earnings to Fixed Charges (filed as
             Exhibit 12.1 to the registrant's Registration Statement on Form S-3
             (Registration No. 333-88712) filed on May 21, 2002 and incorporated herein by reference)
23.1*        Consent of Arthur Andersen LLP, Independent Auditors
23.2         Consents of Ballard Spahr Andrews & Ingersoll, LLP (included in the opinions filed as Exhibits 5.1 and 8.1)
23.3         Consent of Ryder Scott, L.P., Independent Petroleum Engineers
             (filed as Exhibit 23.3 to the registrant's Registration Statement on Form S-3 (Registration No. 333-88712) filed on May 21, 2002 and incorporated herein by reference)
24.1         Power of Attorney (filed as Exhibit 24.1 to the registrant's
             Registration Statement on Form S-3 (Registration No. 333-88712)
             filed on May 21, 2002 and incorporated herein by reference)
25.1         Statement of Eligibility of Trustee on Form T-1 by Wells Fargo Bank
             West, N.A. (filed as Exhibit 25.1 to the registrant's Registration
             Statement on Form S-3 (Registration No. 333-88712) filed on May 21,
             2002 and incorporated herein by reference)

*   Filed herewith.

                                      II-3

Item 17. Undertakings.

         (a)      Rule 415 offering. The undersigned registrant hereby
undertakes:

                  (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement
                  (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental
                  change in the information set forth in the registration
                  statement. Notwithstanding the foregoing, any increase or
                  decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
                  424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration
                  Fee" table in the effective registration statement; and/or

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934
that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings incorporating subsequent Exchange Act documents. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act
of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the
"Securities Act") may be permitted to directors, officers or controlling persons of the registrant pursuant to any provision or arrangement whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless

                                      II-4

in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the
Securities Act and will be governed by the final adjudication of such issue.

                                      II-5

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 11, 2002.

                                   ST. MARY LAND & EXPLORATION COMPANY

                                   By: /S/ MARK A. HELLERSTEIN
                                      --------------------------------
                                      Mark A. Hellerstein, President
                                      and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                    Title                                   Date
---------------------------------------    ---------------------------------------    -------------------------------

                  *                        Chairman of the Board of                           June 11, 2002
---------------------------------------
     Thomas E. Congdon                     Directors and Director

/S/ MARK A. HELLERSTEIN                    President, Chief Executive                         June 11, 2002
---------------------------------------
     Mark A. Hellerstein                   Officer and Director

                  *                        Executive Vice President, Chief                    June 11, 2002
---------------------------------------
     Ronald D. Boone                       Operating Officer and Director

                  *                        Vice President-Finance,                            June 11, 2002
---------------------------------------
     Richard C. Norris                     Secretary and Treasurer

                  *                        Vice President-Administration                      June 11, 2002
---------------------------------------
     Garry A. Wilkening                    and Controller

                                           Director                                           June 11, 2002
---------------------------------------
     Larry W. Bickle

                                           Director                                           June 11, 2002
---------------------------------------
     Barbara M. Baumann

                  *                        Director                                           June 11, 2002
---------------------------------------
     Robert L. Nance

                                      II-6

                                           Director                                           June 11, 2002
---------------------------------------
     Arend J. Sandbulte

                  *                        Director                                           June 11, 2002
---------------------------------------
     John M. Seidl

                  *                        Director                                           June 11, 2002
---------------------------------------
     William J. Gardiner

*By:/S/ MARK A. HELLERSTEIN
    -----------------------------------
    Mark A. Hellerstein
    Attorney-in-Fact

                                      II-7

                                  EXHIBIT INDEX
Exhibit
Number       Description
-------      -----------
4.1          Restated Certificate of Incorporation of St. Mary Land &
             Exploration Company as amended in May 2001 (filed as Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q (File No. 000-20872)
             for the quarter ended September 30, 2001 and incorporated herein by reference)
4.2          Restated By-Laws of St. Mary Land & Exploration Company as
             amended in July 2001 (filed as Exhibit 3.1 to the registrant's
             Quarterly Report on Form 10-Q (File No. 000-20872) for the quarter ended September 30, 2001 and incorporated herein by reference)
4.3          Form of Stock Certificate for Shares of Common Stock (filed as
             Exhibit 4.3 to the registrant's Registration Statement on Form S-3
             (Registration No. 333-88712) filed on May 21, 2002 and incorporated herein by reference)
4.4          St. Mary Land & Exploration Company Shareholder Rights Plan
             adopted on July 15, 1999 (filed as Exhibit 4.1 to the registrant's
             Quarterly Report on Form 10-Q/A (File No. 000-20872) for the
             quarter ended June 30, 1999 and incorporated herein by reference)
4.5          First Amendment to Shareholders Rights Plan as adopted by the Board of Directors on July 19, 2001 (filed as Exhibit 4.2 to the registrant's Annual Report on Form 10-K (File No. 000-20872) for
             the year ended December 31, 2001 and incorporated herein by reference)
4.6          Registration Rights Agreement dated as of March 13, 2002 between
             St. Mary Land & Exploration Company and Bear, Stearns & Co.
             Inc., Banc of America Securities LLC, RBC Dain Rauscher Inc., A.G.
             Edwards & Sons, Inc., McDonald Investments Inc. and Comerica
             Securities, Inc. (filed as Exhibit 10.25 to the registrant's Annual
             Report on Form 10-K (File No. 000-20872) for the year ended
             December 31, 2001 and incorporated herein by reference)
4.7          Indenture dated as of March 13, 2002 between St. Mary Land &
             Exploration Company and Wells Fargo Bank West, N.A. (filed as
             Exhibit 10.26 to the registrant's Annual Report on Form 10-K (File
             No. 000-20872) for the year ended December 31, 2001 and
             incorporated herein by reference)
4.8          Form of 5.75% Senior Convertible Note due 2022 (included in Exhibit
             4.7)
5.1          Opinion of Ballard Spahr Andrews & Ingersoll, LLP (filed as
             Exhibit 5.1 to the registrant's Registration Statement on Form S-3
             (Registration No. 333-88712) filed on May 21, 2002 and incorporated herein by reference)
8.1          Opinion of Ballard Spahr Andrews & Ingersoll, LLP (filed as
             Exhibit 8.1 to the registrant's Registration Statement on Form S-3
             (Registration No. 333-88712) filed on May 21, 2002 and incorporated herein reference)
12.1         Computation of Ratios of Earnings to Fixed Charges (filed as
             Exhibit 12.1 to the registrant's Registration Statement on Form S-3
             (Registration No. 333-88712) filed on May 21, 2002 and incorporated herein by reference)
23.1*        Consent of Arthur Andersen LLP, Independent Auditors
23.2         Consents of Ballard Spahr Andrews & Ingersoll, LLP (included in the opinions filed as Exhibits 5.1 and 8.1)
23.3         Consent of Ryder Scott, L.P., Independent Petroleum Engineers
             (filed as Exhibit 23.3 to the registrant's Registration Statement on Form S-3 (Registration No. 333-88712) filed on May 21, 2002 and incorporated herein by reference)
24.1         Power of Attorney (filed as Exhibit 24.1 to the registrant's
             Registration Statement on Form S-3 (Registration No. 333-88712)
             filed on May 21, 2002 and incorporated herein by reference)
25.1         Statement of Eligibility of Trustee on Form T-1 by Wells Fargo Bank
             West, N.A. (filed as Exhibit 25.1 to the registrant's Registration
             Statement on Form S-3 (Registration No. 333-88712) filed 02 May 21,
             2002 and incorporated herein by reference)
*   Filed herewith.